Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CANADIAN HARVEST LP,

AND

SUNOPTA GRAINS AND FOODS INC.,
AS THE SELLER

AND

SUNOPTA INC.,
AS PARENT

AND

J. RETTENMAIER & SÖHNE GMBH & CO KG,

AS GUARANTOR

DATED AS OF DECEMBER 15, 2014

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Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Transition Services Agreement
Exhibit D	Forms of Intellectual Property Assignments
Exhibit E	Form of Supply Agreement
Exhibit F	Illustrative Working Capital Calculation
Exhibit G	Accounting Principles
Exhibit H	Business Employees

iii

ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT is made as of December 15, 2014 by and among Canadian Harvest LP, a Delaware limited partnership (“Purchaser”), SunOpta Grains and Foods Inc., a Minnesota corporation (“Seller”), solely with respect to Sections 5.5, 5.14, and 8.1 SunOpta Inc., a corporation organized under the laws of Ontario (“Parent”), and, solely with respect to Section 5.14, J. Rettenmaier & Söhne GmbH & Co KG, a German company with limited liability (“Guarantor”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

            A.        The Seller owns certain rights and assets used in the Seller’s conduct of the Fiber Business.

            B.        Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Liens other than the Permitted Liens, all of the Seller’s right, title and interest in and to the rights and assets used in the Fiber Business (the “Acquisition”).

            C.        The Purchaser agrees to assume certain liabilities and obligations of the Fiber Business as further defined herein.

            D.        Purchaser has entered into employment agreements, to be effective as of the Closing Date, with the Business Employees listed on Exhibit H.

AGREEMENT

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS.

            1.1        Definitions. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in this ARTICLE 1.

            “Accounting Principles” shall mean the methodologies, practices and principles set forth on Exhibit G.

            “Acquired Intellectual Property” shall have the meaning given to such term in Section 2.1(vii).

            “Acquired Copyrights” shall mean the Copyrights included in the Purchased Assets.

            “Acquired IP Contracts” means the IP Contracts included in the Purchased Assets.

            “Acquired Patents” shall mean the Patents included in the Purchased Assets.

            “Acquired Trade Secrets” shall mean the Trade Secrets included in the Purchased Assets.

            “Acquired Trademarks” means the Trademarks included in the Purchased Assets.

            “Acquisition” shall have the meaning given to such term in the Recitals.

            “Action” means any litigation, claim, action, suit, arbitration, hearing, investigation, or other similar proceeding (whether civil, criminal, administrative or judicial).

            “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

            “Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto.

            “Assumed Contracts” shall have the meaning given to such term in Section 2.1(viii).

            “Assumed Liabilities” shall have the meaning given to such term in Section 2.4.

            “Assumption Agreement” shall mean the Assumption Agreement substantially in the form of Exhibit A attached hereto.

            “Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit B attached hereto.

            “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in Minneapolis, Minnesota are permitted or required by Law to be closed.

            “Business Employees” shall mean those employees of the Seller whose services primarily relate to the Fiber Business and who are employed by Seller on the Closing Date (including employees on vacation/paid time off, disability leave or other leave of absence as of the Closing Date).

            “Business Name” means the “SunOpta Ingredients” trade name.

            “Cap” shall have the meaning given to such term in Section 8.1.

            “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

            “Claim Notice” shall have the meaning given to such term in Section 8.3(a) .

            “Closing” shall have the meaning given to such term in Section 2.8.

            “Closing Date” shall have the meaning given to such term in Section 2.8.

            “Closing Date Debt” means collectively (a) all Indebtedness that must be discharged in order for the Purchased Assets to be conveyed to Purchaser at Closing free and clear of all Liens other than Permitted Liens, (b) the aggregate amount of customer deposits for the Fiber Business immediately prior to the open of business on the Closing Date, (c) the aggregate amount of accrued or earned and unused vacation time or other paid time off accumulated by the Business Employees as of the Closing Date and (d) the aggregate unpaid amount of any accrued or earned employee bonuses or any other employee related expenses or liabilities that relate to periods more than thirty (30) days prior to the Closing Date that, in each case, relate to any Business Employee.

            “Closing Proration Adjustment” shall have the meaning given to such term in Section 2.6.

            “Closing Purchase Price” shall have the meaning given to such term in Section 2.5(a).

            “Closing Statement” shall have the meaning given to such term in Section 2.7(a) .

            “Closing Working Capital” shall have the meaning given to such term in Section 2.5(e).

            “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

            “Company Plans” shall have the meaning given to such term in Section 3.17(a) .

            “Confidential Information” shall have the meaning given to such term in Section 5.5(e).

            “Contract” means all agreements, whether oral or written and whether express or implied, that are legally binding, including contracts, agreements, arrangements, commitments, undertakings, leases and guarantees.

            “Deductible” shall have the meaning given to such term in Section 8.1.

            “Defense Notice” shall have the meaning given to such term in Section 8.3(a) .

            “Disclosure Schedules” means the schedules referenced throughout this Agreement.

            “Employment Transition Date” shall have the meaning given to such term in Section 5.11(b).

            “Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

            “Environmental Laws” means, whenever enacted and in effect, all Laws (including applicable foreign, United States federal, state, and local statutes, regulations, ordinances, codes, and other provisions having the force or effect of law), all judicial and administrative orders and determinations, and any Contract with a Governmental Authority and any guidance or policy having the force of law published by a Governmental Authority: (a) relating to pollution (or the cleanup thereof), the protection of the environment, natural resources, or endangered or threatened species, or the protection of human health and safety or worker health and safety; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected Hazardous Materials or property damage, natural resources damage or personal injury caused by any Hazardous Materials. The term “Environmental Laws” includes the following, including their implementing regulations and any state or local analogs, all as amended: CERCLA; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right-to-Know Act or 1986, 42 U.S.C. §§ 1101 et seq.; the Clean Air Act of 1966, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 652 et seq.

            “Environmental Permits” shall have the meaning given to such term in Section 3.6(b).

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

            “Excluded Assets” shall have the meaning given to such term in Section 2.2.

            “Excluded Liabilities” shall have the meaning given to such term in Section 2.3.

            “FDA” means the U.S. Food and Drug Administration.

            “FFDCA” shall have the meaning given to such term in Section 3.21(f).

            “Fiber Business” means the business of making or having made, selling, distributing, tolling, manufacturing, blending, developing, marketing and supporting the Fiber Products as currently conducted by the Seller, including all such business conducted at the Leased Real Property and the Owned Real Property.

            “Fiber Products” means collectively (a) the products commercially produced at the Leased Real Property or the Owned Real Property, together with the applicable SKU, and (b) all of the products set forth on Schedule 1.1(a), together with the applicable SKU.

            “Final Allocation” shall have the meaning given to such term in Section 5.9.

            “Final Proration Adjustment” shall have the meaning given to such term in Section 2.7(c).

            “Final Purchase Price” shall have the meaning given to such term in Section 2.5(b).

            “Final Working Capital” shall have the meaning given to such term in Section 2.7(c).

            “Financial Statements” shall have the meaning given to such term in Section 3.18(a).

            “Fundamental Representation” means the representation and warranties set forth in Sections 3.1(a), 3.2, 3.8(a), 3.12, 3.13, 4.1, 4.2, and 4.5.

            “GAAP” means Unites States generally accepted accounting principles, as in effect from time to time, consistently applied.

            “Good Reason” shall mean an employee’s election to voluntarily resign from his or her employment following any of (a) a material reduction in employee’s base compensation, (b) a material breach by Purchaser or any of its Affiliates of any employment agreement applicable to such employee or (c) a requirement by Purchaser or its Affiliate that as a condition of continued employment the applicable employee must relocate to an office that is not within the state that such employee resides at the time of such relocation that, in each case, is not cured by Purchaser or its Affiliate within fifteen (15) days after written notice thereof by employee.

            “Governmental Authorities” means all (a) agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise; (b) multi-national organizations or bodies; (c) bodies exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority; (d) organizations or associations that sponsor, authorize, or conduct any arbitration proceeding; and (e) any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

            “Guarantor” shall have the meaning given to such term in the preamble of this Agreement.

            “Hazardous Materials” means any substance, chemical, mixture, compound, material, product, derivative, or waste, regardless of physical form or concentration and regardless of whether naturally occurring or manmade, that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, or reactive, or otherwise deleterious to living things or the environment, (b) is identified, defined, designated, listed, restricted or otherwise regulated under any Law relating to, involving or protecting the environment, or (c) as to which liability or standards of conduct may be imposed pursuant to any Law relating to, involving or protecting the environment.

            “Indebtedness” means, as applied to any Person, (i) indebtedness of such Person for borrowed money, (ii) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) indebtedness or obligation of such Person for the deferred purchase price of property or services with respect to which such Person is liable (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) indebtedness guaranteed in any manner by such Person (including guarantees in form of an agreement to repurchase or reimburse and contingent obligations with respect to letters of credit), (v) obligations under capitalized leases (but not any operating leases) with respect to which such Person is liable, (vi) any outstanding reimbursement obligations with respect to drawn letters of credit, (vii) all net payment obligations of such Person pursuant to any agreement in respect of interest rate protection, currency swaps, caps, collars and similar agreements or hedging devices, (viii) other obligations which would be required to be shown as indebtedness on a balance sheet prepared in accordance with GAAP, and (ix) any accrued interest, penalties or prepayment fees related to the foregoing.

            “Indemnitee” shall have the meaning given to such term in Section 8.3(a).

            “Indemnitor” shall have the meaning given to such term in Section 8.3(a) ..

            “Independent Auditor” means an independent public accounting firm mutually acceptable to the Parties that has not provided material services to any Party or its Affiliates during the preceding three-year period. If the Parties are unable to mutually agree on an Independent Auditor for any reason, then Purchaser and Seller will each designate an independent public accounting firm that has not provided material services to any Party or its Affiliates during the preceding three-year period, and the accounting firm that will serve as Independent Auditor will be chosen by lot.

            “Intellectual Property Assignments” shall mean the Intellectual Property Assignments substantially in the form of Exhibit D attached hereto.

            “Interest” shall have the meaning given to such term in Section 2.10.

            “Inventory” means (i) all raw materials used in the manufacture of the Fiber Products owned by Seller and (ii) all partially completed, work-in-process and finished Fiber Products owned by Seller, in each case, as of the Closing Date and located at the Owned Real Property or the Leased Real Property. For the avoidance of doubt, Inventory does not include raw materials, partially completed Fiber Products, work-in-process or finished Fiber Products located at the Alexandria, Minnesota facility operated by Seller or its Affiliates.

            “IP Contracts” shall have the meaning given to such term in Section 2.1(viii).

            “Knowledge of Purchaser” (or any similar phrase or qualification based on the Purchaser’s knowledge) means the actual knowledge of each of the executive officers of Purchaser or the knowledge that such person would reasonably be expected to have in the capacity and title of such person at Purchaser following reasonable inquiry.

            “Knowledge of Seller” (or any similar phrase or qualification based on the Seller’s knowledge) means the actual knowledge of each of Scott Gordon, Jim Podolske, Nathan French, Michael Matthews, and Jon Nelson or the knowledge that such person would reasonably be expected to have in the capacity and title of such person at Seller following reasonable inquiry.

            “Latest Financials” shall have the meaning given to such term in Section 3.18(a) .

            “Laws” means any federal, state, local, municipal, foreign, international, or multinational law, ordinance, regulation, code, statute, treaty, constitution, principle of common law (including equitable principles), Order, or other requirement or rule of law.

            “Leased Real Property” means the real property leased by Seller as tenant, subtenant or otherwise, together with all buildings and other structures, facilities or improvements located thereon, as set forth on Schedule 3.14(b).

            “Liability” means any liability, indebtedness, assessment, expense, claim, loss, damage, deficiency, or obligation, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees).

            “Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), pledge, warrant, purchase right, right of first refusal, charge, community property interest, easement, encroachment, security interest or similar restriction or right, option, or encumbrance of any kind.

            “Listed Contracts” shall have the meaning given to such term in Section 2.1(viii).

            “Loss” shall have the meaning given to such term in Section 8.1.

            “Material Adverse Effect” means any change, event, effect, circumstance, state of facts or development (or combination of the foregoing) which, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, financial condition or results of operations of the Fiber Business or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby; provided, however, no such change, impact, event, effect, circumstance, state of facts or development resulting from or arising in connection with the following shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect in clause (a) above: (i) changes or conditions affecting generally the industries in which the Fiber Business operates, (ii) changes or conditions affecting the economy as a whole or capital, financial, banking or securities markets generally in the United States, (iii) the announcement, declaration, commencement, occurrence, continuation, threat or worsening of any war or armed hostilities, any act or acts of terrorism or any other national or international political or social event or condition, (iv) any failure to meet any projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that any changes, events, effects, circumstances, states of facts and/or developments giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (v) the reaction (including subsequent actions) of any person not a Party to any transaction contemplated herein (including the announcement thereof), (vi) any change in GAAP or other accounting requirement or principle required to be adopted after the date of this Agreement or any change or anticipated change in applicable Law or the interpretation thereof, (vii) any action required to be taken under any Material Contract or applicable Law, (viii) any natural disaster or other acts of God, (ix) any action expressly required to be taken pursuant to this Agreement or any other Transaction Document, or (x) any event, occurrence or circumstance specifically set forth in the Disclosure Schedules, provided, that, any of the matters set forth in clauses (i), (ii), (iii), and (vi) shall be taken into account in determining whether there is a Material Adverse Effect to the extent that such effects have a material disproportionate adverse effect on the Fiber Business (as compared to other businesses operating in the industries in which the Fiber Business operates).

            “Material Contract” shall have the meaning given to such term in Section 3.10(b).

             “Material Customer” shall have the meaning given to such term in Section 3.15(a).

            “Material Vendor” shall have the meaning given to such term in Section 3.15(b).

            “Notice of Disagreement” shall have the meaning given to such term in Section 2.7(a).

            “OFAC List” shall have the meaning given to such term in Section 3.7(c).

            “Orders” shall have the meaning given to such term in Section 3.7.

            “Owned Real Property” means real property owned by the Seller wherever located that is Related to the Fiber Business, including any buildings, structures and improvements located on any such real property, as set forth on Schedule 3.14(a).

            “Ordinary Course of Business” means in accordance with Seller’s historical and customary day-to-day practices with respect to the activity in question.

            “Outlot A” means Outlot A of Kroy Addition, Isanti County, Minnesota.

            “Parent” shall have the meaning given to such term in the preamble of this Agreement.

            “Pending Customer Purchase Orders” shall have the meaning given to such term in Section 2.1(viii).

            “Pending Vendor Purchase Orders” shall have the meaning given to such term in Section 2.1(viii).

            “Permits” shall have the meaning given to such term in Section 3.20.

            “Permitted Liens” means (a) Liens for current Taxes not yet due to the extent such Taxes are included in the Assumed Liabilities; (b) minor imperfections of title and encumbrances that do not impair the value or interfere with the present or continued use of such property or asset; (c) with respect to the Owned Real Property, the matters disclosed on Schedule 1.1(b); (d) Liens listed in the Disclosure Schedules; (e) Liens created by the express terms of any Material Contract; (f) all applicable zoning ordinance restrictions; (g) pledges or deposits to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation, in all cases, to the extent such obligations are included in the calculation of Final Working Capital; (h) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s liens or similar Liens arising or incurred in the Ordinary Course of Business of the applicable Person that secure any amount that, in all cases, is not overdue for a period of more than 90 days and such amount due is included in the calculation of Final Working Capital; or (i) other imperfections of title or other Liens that do not either (1) materially impair the conduct of the Fiber Business as presently conducted or (2) materially diminish the use or value of any Purchased Asset; provided, however, that, notwithstanding anything herein to the contrary, the Liens listed on Schedule 1.1(c) are not Permitted Liens.

            “Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

            “Pre-Closing Statement” shall have the meaning given to such term in Section 2.5(e).

            “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

            “Proprietary Rights” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures, and statutory invention registrations, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and reexaminations thereof, any patents and patent applications claiming priority from any of the foregoing, and all proprietary rights associated therewith (collectively, “Patents”); (ii) common law and registered trademarks, service marks, trade dress, trade names, brand names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, and pending registrations and applications therefor, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) registered and unregistered copyrights and copyrightable works and pending registrations and applications therefor and all other rights associated with the foregoing and the underlying works of authorship (collectively, “Copyrights”); (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (vi) computer software and software systems (including data, source code and object code, databases and related documentation); (vii) all product marketing clearances, approvals, and licenses; and (viii) all other ideas, inventions, designs, documentation, drawings, electronic files, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, intellectual properties or rights).

            “Proposed Allocation” shall have the meaning given to such term in Section 5.9.

            “Proration Items” means, with respect to the Fiber Business and the Owned Real Property and Leased Real Property, real and personal property Taxes, utility charges (including water, sewer, electric and gas), rental or lease payments, equipment charges, charges under service Contracts and other designated liabilities and assets as mutually agreed by the Parties, except that, in all cases, Proration Items shall exclude any assets or liabilities included in Working Capital.

            “Purchased Assets” shall have the meaning given to such term in Section 2.1(a).

            “Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

            “Purchaser Indemnified Parties” shall have the meaning given to such term in Section 8.1.

            “Real Property Lease” means, collectively, each lease, sublease, license and other agreement pursuant to which Seller is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

            “Related to the Fiber Business” means used in or related to the Fiber Business as currently conducted.

            “Relationship” means, with respect to any Material Customer or Material Vendor, the business interactions of such Material Customer or Material Vendor, as applicable, with the Seller in the Ordinary Course of Business, as reflected in the material terms and conditions of any applicable Contract, purchase order, or invoice governing such business interactions.

            “Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Material into the environment or any structure of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material.

            “Relevant Acquisition” shall have the meaning given to such term in Section 5.5(d).

            “Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

            “Restricted Business” shall have the meaning given to such term in Section 5.5(a).

            “Restricted Period” shall have the meaning given to such term in Section 5.5(a).

            “Retained Interest” shall have the meaning given to such term in Section 2.10.

            “Sales Contracts” shall have the meaning given to such term in Section 2.1(viii) .

            “Seller” shall have the meaning given to such term in the preamble of this Agreement.

            “Seller Indemnified Party” shall have the meaning given to such term in Section 8.2.

            “Seller Transaction Expenses” means all costs, fees, expenses, Liabilities and Losses incurred by or on behalf of Seller or its Affiliates in connection with the negotiation, preparation or execution of the Transaction Documents or any documents or agreements contemplated thereby or the performance or consummation of the transactions contemplated thereby, including (a) brokers’ or finders’ fees, (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other Representatives and (c) all bonuses, compensation or other payments to employees of a Seller relating to the transactions contemplated by the Transaction Documents.

            “SKU” means stock keeping unit.

            “Straddle Period” shall have the meaning given such term in Section 5.2.

            “Subsidiary” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.

            “Supply Agreement” shall mean a Supply Agreement between the Seller and Purchaser to be executed in connection with Closing in the form attached hereto as Exhibit E.

            “Target Working Capital” means an amount equal to $8,750,000.

            “Tax Benefit” shall have the meaning given to such term in Section 8.5.

            “Taxes” means: (i) any and all taxes, fees, levies, duties (including any customs duties), tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, business occupancy, windfall or other profits, gross receipts, capital gains, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any and all interest, penalties, additions to tax and additional amounts, imposed in connection with or with respect to any amounts described in (i) or (ii).

            “Tax Return” means any return (including any information return), report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment, payment, or collection of any Taxes or in connection with the administration, implementation, enforcement of, or compliance with any Law relating to any Taxes.

            “Territory” shall have the meaning given to such term in Section 5.5(a) .

            “Third-Party Claim” shall have the meaning given to such term in Section 8.3.

            “Title Company” shall mean Chicago Title Insurance Company.

            “Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition (including exhibits and schedules thereto), including the Intellectual Property Assignments, the Supply Agreement, the Transition Services Agreement, the Bill of Sale, and the Assumption Agreement.

            “Transfer Taxes” shall have the meaning given to such term in Section 5.7.

            “Transferred Employees” shall have the meaning given to such term in Section 5.11(b).

            “Transition Services Agreement” shall mean a Transition Services Agreement between the Seller and Purchaser to be executed in connection with Closing in the form attached hereto as Exhibit C.

            “Vendor Contracts” shall have the meaning given to such term in Section 2.1(viii).

            “Working Capital” means the difference between the current assets of the Fiber Business identified as Working Capital items on the balance sheet set forth on Exhibit F to the extent included in the Purchased Assets, less the current liabilities of the Fiber Business identified as Working Capital items on the balance sheet set forth on Exhibit F, in each case, calculated in accordance with the Accounting Principles and, to the extent consistent with the Accounting Principles, the accounting methodologies, practices and principles used to prepare the illustrative calculation of Working Capital as of the close of business on November 8, 2014 set forth on Exhibit F (without regard to any adjustments arising out of the transactions contemplated hereunder). For the avoidance of doubt, (a) Working Capital shall exclude (i) assets and liabilities not identified as Working Capital items on the balance sheet set forth on Exhibit F, (ii) any Tax assets and liabilities, (iii) any Related Party Obligations, and (iv) any Closing Date Debt, (b) an illustrative calculation of Working Capital as of the close of business on November 8, 2014 is set forth on Exhibit F (which is attached hereto strictly for illustrative purposes), and (c) to the extent that there is a conflict or inconsistency between the Accounting Principles and the accounting methodologies, practices and principles used to prepare the illustrative calculation of Working Capital on Exhibit F, the Accounting Principles shall govern and control the resolution of such conflict or inconsistency.

            1.2        Interpretation. Unless the context otherwise requires, the terms defined in this ARTICLE 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. References in this Agreement to any gender included references to all genders. When a reference is made in this Agreement to a “Section” or an “Article,” such reference shall be to a Section or Article, respectively, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “$” or dollars shall be deemed references to United States dollars.

ARTICLE 2. PURCHASE AND SALE OF PURCHASED ASSETS

            2.1        Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Seller, free and clear of all Liens other than Permitted Liens, all of the Seller’s right, title and interest in and to (a) all tangible personal property located at the Owned Real Property and Leased Real Property; and (b) except for the Excluded Assets, all assets, properties, leases, rights, claims, and Contracts Related to the Fiber Business, wherever located, of every kind and description, whether real, personal, or mixed, tangible or intangible (collectively, the “Purchased Assets”), including the following:

     (i)         all personal property and interests Related to the Fiber Business, including machinery, tooling, designs, molds, furniture, office equipment, computer hardware, communications equipment, supplies, materials, vehicles and other tangible personal property and interests therein owned, licensed or leased by the Seller, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, including all such tangible personal property set forth on Schedule 2.1(i);

     (ii)         all books and records necessary to operate the Fiber Business (or in the case of any such books and records that are not exclusively used in the Fiber Business, a copy of such books and records), including any and all product specifications, developments, improvements, revisions or modifications and all personnel records of the Transferred Employees to the extent permitted by applicable Law;

     (iii)        all benefits associated with any pre-paid expenses Related to the Fiber Business (but not any insurance policies or any Tax refunds) and petty cash up to $2,500;

     (iv)        all goodwill and other intangible properties Related to the Fiber Business;

     (v)        all (A) customer contact lists (including any marketing lists or lists used for the purpose of developing new customers) and related contact information, (B) customer pricing lists, (C) vendor contact information, and (D) vendor pricing lists, in each case, utilized in the Fiber Business at any time prior to the date hereof that is in Seller’s possession;

     (vi)       the Inventory;

     (vii)      all Proprietary Rights, including the trade names “Canadian Harvest,” “OptaSmooth,” “OptaNatural,” “OptaMist,” “OptaGrade” and the other items set forth on Schedule 2.1(vii) Related to the Fiber Business (collectively, the “Acquired Intellectual Property”);

     (viii)       all rights of the Seller (A) under Contracts with its customers for the purchase and manufacturing, blending or sale of Fiber Products (x) as specifically listed on Schedule 2.1(viii)(A) or (y) that are not required by their terms to be listed on Schedule 3.10(b) as Material Contracts (collectively, the “Sales Contracts”), (B) under Contracts with its vendors for the supply of Inventory (x) as specifically listed on Schedule 2.1(viii)(B) or (y) that are not required by their terms to be listed on Schedule 3.10(b) as Material Contracts (collectively, the “Vendor Contracts”), (C) under unpaid purchase orders with its vendors issued in the Ordinary Course of Business for the supply of Inventory that has not been received by Seller as of the Closing, including those purchase orders listed on Schedule 2.1(viii)(C) (the “Pending Vendor Purchase Orders”), (D) under customer purchase orders received in the Ordinary Course of Business that have not been invoiced and have not been fulfilled by the Seller as of the Closing, including those purchase orders listed on Schedule 2.1(viii)(D) (the “Pending Customer Purchase Orders”), (E) under Contracts regarding, concerning, or relating to the Acquired Intellectual Property or other Proprietary Rights (x) as specifically listed on Schedule 2.1(viii)(E) or (y) that are not required by their terms to be listed on Schedule 3.10(b) as Material Contracts (collectively, the “IP Contracts”), (F) to the Leased Real Property pursuant to the Real Estate Leases as specifically listed on Schedule 2.1(viii)(F), (G) under all other Contracts set forth on Schedule 2.1(viii)(G) (the “Listed Contracts”), and (H) under any Contract (excluding all purchase orders) entered into by Seller in the Fiber Business after the date of this Agreement that Purchaser has consented to in writing (the “Other Approved Contracts”) (the Sales Contracts, Vendor Contracts, Pending Vendor Purchase Orders, Pending Customer Purchase Orders, IP Contracts, Real Estate Leases, Listed Contracts, and Other Approved Contracts are sometimes hereinafter referred to, collectively, as the “Assumed Contracts”);

            (ix)         the Owned Real Property;

            (x)         (A) all accounts, notes and other receivables (including unbilled receivables) arising out of the sale by the Seller of goods, services or products of the Fiber Business, excluding inter-company receivables from Seller or its Affiliates; and (B) any claim, remedy or other right relating to any of the foregoing;

            (xi)        all rights (including rights of recovery, rights of set off and rights of recoupment), claims, credits, defenses, causes of action (including counterclaims), choses in action and all other rights to bring any Action at law or in equity or to the extent arising out of or relating to any Purchased Asset or any Assumed Liability or Related to the Fiber Business;

            (xii)       all transferable licenses, governmental authorizations and other Permits Related to the Fiber Business; and (xiii) the computer equipment and other assets listed on Schedule 2.1(xiii).

All right, title and interest in and to any Purchased Assets identified on Schedule 3.1(b) shall be transferred to Seller prior to the Closing Date.

            2.2        Excluded Assets. All of Seller’s assets that are not Purchased Assets, including (a) cash and cash equivalents of Seller (other than petty cash up to $2,500), (b) the Business Name, (c) any insurance policies of Seller and its Affiliates, (d) any rights of Seller under this Agreement or the Transaction Documents, (e) all Company Plans (and any related trusts or funding arrangements), (f) all assets and rights of Seller not Related to the Fiber Business; (g) all Tax Returns and Tax Refunds of Seller; (h) Seller’s rights in any Contract that is not an Assumed Contract; (i) all inventory of Seller that is not Inventory; and (j) any assets set forth on Schedule 2.2 (collectively, the “Excluded Assets”), shall not be sold, conveyed, assigned, transferred or delivered to Purchaser at the Closing.

            2.3        Excluded Liabilities. Seller and its Affiliates shall retain and be solely responsible for all of their respective Liabilities, whether accrued, absolute, contingent or otherwise, not expressly included among the Assumed Liabilities (collectively, the “Excluded Liabilities”), including:

            (a)        any Liability of the Seller for Taxes (including any Liability of the Seller for Taxes pursuant to this Agreement, any Liability of the Seller for unpaid Taxes of any Person as a transferee or successor, by Contract, under any Law or otherwise) or any other Liability for Taxes of the Seller or with respect to the Purchased Assets for Pre-Closing Tax Periods;

            (b)        any compensation expenses payable to employees Related to the Fiber Business arising prior to or as of the Closing, including any bonus or severance obligations payable as a result, in whole or in part, of the consummation of the transactions contemplated hereby, except to the extent included in Assumed Liabilities;

            (c)        any Indebtedness;

            (d)        any Liability of Seller associated with any accounts receivable, accounts payable, or other obligations between Seller, on the one hand, and any of its Affiliates, on the other hand (collectively, the “Related Party Obligations”); and

            (e)        any Liabilities relating to the Action identified on Schedule 2.3(e).

            2.4        Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall, at Closing, assume and be responsible to discharge, when due (collectively, the “Assumed Liabilities”):

            (a)        the performance obligations first required to be performed after the Closing Date under any Assumed Contract, but excluding any obligations arising from any breach of any Assumed Contract prior to Closing other than any breach of such Assumed Contracts occurring on the Closing Date as a result of any assignment of such Assumed Contract in connection with the transactions contemplated hereby;

            (b)        those balance sheet liabilities of Seller to the extent included in the calculation of Final Working Capital;

            (c)        those liabilities included among the Proration Items to the extent such liabilities are included in the calculation of the Final Proration Adjustment, plus the aggregate amount of accrued or earned vacation time or paid time off accumulated by the Transferred Employees from the Closing Date until the Employment Transition Date that is not used by the Transferred Employees from the Closing Date through the Employment Transition Date; and

            (d)        those liabilities (excluding any Indebtedness) included among the Closing Date Debt to the extent such liabilities are included in the calculation of the Closing Purchase Price and not discharged or satisfied at Closing, including accrued or earned and unused vacation time or other paid time off accumulated by the Transferred Employees as of the Closing Date.

            2.5        Purchase Price; Payment of Purchase Price.

            (a)        At the Closing, in consideration of Seller’s sale of the Purchased Assets to Purchaser, Purchaser will assume the Assumed Liabilities and will pay, or cause to be paid, to Seller the Closing Purchase Price as provided in this Section 2.5. The term “Closing Purchase Price” means (i) $37,500,000, plus (ii) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital, minus (iv) the aggregate amount of the Estimated Closing Date Debt, plus (v) the amount, if any, by which the Closing Proration Adjustment exceeds zero, minus (vi) the absolute value of the amount, if any, by which the Closing Proration Adjustment is less than zero.

            (b)        The term “Final Purchase Price” means (i) $37,500,000, plus (ii) the amount, if any, by which the Final Working Capital as determined pursuant to Section 2.7 exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Target Working Capital exceeds the Final Working Capital as determined pursuant to Section 2.7, minus (iv) the aggregate amount of the Final Closing Date Debt, plus (v) the amount, if any, by which the Final Proration Adjustment as determined pursuant to Section 2.7 exceeds zero, minus (vii) the absolute value of the amount, if any, by which the Final Proration Adjustment as determined pursuant to Section 2.7 is less than zero.

            (c)        Purchaser shall pay the Closing Purchase Price to Seller at the Closing, and such payment shall be made via wire transfer of immediately available funds to an account specified by the Seller prior to the Closing.

            (d)        At Closing, Purchaser shall discharge any Indebtedness included among the Closing Date Debt to the extent taken into account in the calculation of Closing Purchase Price on Seller’s behalf pursuant to pay-off letters, lien releases and payment instructions delivered by Seller at least one Business Day prior to the Closing Date.

            (e)        On or before the third Business Day before the Closing Date, Seller will deliver to Purchaser a written statement (the “Pre-Closing Statement”) containing: (i) a good faith estimate of the Working Capital, (substantially in the form as the illustrative calculation of Working Capital set forth on Exhibit F hereto) immediately prior to the open of business on the Closing Date (“Closing Working Capital”); (ii) a good faith estimate of the Closing Date Debt (“Estimated Closing Date Debt”); and (iii) a good faith estimate of the Proration Adjustment (“Closing Proration Adjustment”). The calculation of Closing Working Capital shall be prepared in accordance with the Accounting Principles and, to the extent consistent with the Accounting Principles, the methodologies, practices and principles used to prepare the illustrative calculation of Working Capital set forth on Exhibit F (without regard to any adjustments arising out of the transactions contemplated hereby). Purchaser and Seller shall use good faith, commercially reasonable efforts to review the Pre-Closing Statement and to mutually agree on the Pre-Closing Statement prior to the Closing. If Seller and Purchaser are unable to mutually agree on any of the Closing Working Capital, Estimated Closing Date Debt, or Closing Proration Adjustment in the Pre-Closing Statement, then, to the extent there is a disagreement between the Parties concerning such item and solely for the disputed item and for purposes of the Pre-Closing Statement (i) the Closing Working Capital shall be deemed to be equal to the Target Working Capital, (ii) the Estimated Closing Date Debt shall be deemed to be equal to Seller’s good faith estimate of the same, and (iii) the Closing Proration Adjustment shall be deemed to be equal to Seller’s good faith estimate of the same.

            2.6        Closing Proration Adjustment; Physical Inventory.

            (a)        All of the Proration Items that relate to periods both before and after the Closing Date shall be apportioned among Purchaser, on one hand, and Seller, on the other hand, as of the Closing Date. Any prepaid expenses or assets that are Purchased Assets and included in the Proration Items shall increase the Closing Purchase Price and Final Purchase Price to the extent such assets relate to periods on or after the Closing Date and any liabilities included in the Proration Items shall decrease the Closing Purchase Price and Final Purchase Price to the extent such liabilities relate to periods prior to or on the Closing Date. Notwithstanding the foregoing, all property Taxes included among the Proration Items that are due during the calendar year in which the Closing occurs shall be prorated to the Closing Date on a calendar year basis. Prior to the Closing Date, Purchaser and Seller shall mutually prepare a schedule of the Proration Items (or, to the extent unknown, their good faith estimates of the same). Such Proration Items shall be netted against one another pursuant to the methodology in this Section 2.6 to determine the net amount of such Proration Items (such net amount is the “Proration Adjustment”).

            (b)        On the Closing Date or as near as practical prior to the Closing Date, the designated Representatives of the Parties (including their respective accounting firms if desired) will have jointly conducted a physical inventory of the Fiber Business pursuant to the mutually agreed protocol. The quantities of each item that comprises the Inventory of the Fiber Business shall be counted pursuant to the mutually agreed protocol and documented in writing by the Parties’ Representatives, and such quantities, with any appropriate adjustments for transactions consummated after such physical inventory until the Closing, shall be used to calculate the aggregate amount of the Inventory to be included in Working Capital as of the Closing.

            2.7        Post-Closing Adjustment.

            (a)        Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s proposed calculations of the Working Capital, Closing Date Debt and Proration Adjustment, in each case, immediately prior to the open of business on the Closing Date (the “Closing Statement”). The calculation of Working Capital set forth on the Closing Statement shall be prepared in accordance with the Accounting Principles and, to the extent consistent with the Accounting Principles, the methodologies, practices and principles used to prepare the illustrative calculation of Working Capital set forth on Exhibit F (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby). Seller shall cooperate as reasonably requested in connection with the preparation of the Closing Statement, including, upon the reasonable prior request of Purchaser, making available to Purchaser such relevant books and records of Seller and shall use its reasonable best efforts to make available (during normal business hours and without interrupting in any material respects the operation of Seller’s business) the appropriate personnel of Seller with knowledge or information relevant to those items. During the thirty (30) days immediately following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers relating to the Closing Statement and Purchaser will, upon the reasonable prior request of Seller, make available to Seller such other relevant books and records of the Fiber Business and shall use its commercially reasonable efforts to make available (during normal business hours and without interrupting in any material respects the operation of Purchaser’s business) the appropriate personnel of Purchaser with knowledge or information relevant to those items. The Closing Statement will become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Seller unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Purchaser prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted.

            (b)        If a timely Notice of Disagreement is received by Purchaser, then the applicable Closing Statement (as revised in accordance with clause (i) or (ii) below) will become final and binding upon the Parties on the earlier of (i) the date Purchaser and Seller resolve in writing all of the differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Purchaser and Seller will consult in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If Purchaser and Seller resolve some or all of such differences within such thirty (30) day period, they will document their resolution in a writing signed by each of them, and such writing will be final and binding on the Parties.

            (c)        At the end of such thirty (30) day consultation period, if Purchaser and the Seller have not agreed upon the Closing Statement, either Purchaser or Seller may submit any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to the Independent Auditor. The Independent Auditor will work to resolve such disputed matters promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Independent Auditor. The Parties will cooperate with the Independent Auditor during the term of its engagement. The Independent Auditor’s determination will be based solely on presentations by Purchaser and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the Parties. The Independent Auditor will finalize the Closing Statement by selecting with respect to each item in dispute an amount between or equal to Purchaser’s position as set forth in the Closing Statement or Seller’s position as set forth in the Notice of Disagreement. Neither the Parties nor any of their respective Affiliates or Representatives will meet or discuss any substantive matters with the Independent Auditor without Purchaser and Seller and their respective Representatives being present or having the opportunity following at least three (3) Business Days’ notice to be present, either in person or by telephone. All information provide by a Party to the Independent Auditor must be concurrently delivered to all of the Parties. All disputes with respect to the Closing Statement submitted to the Independent Auditor shall be resolved exclusively by it. The amount of the Working Capital set forth on the final Closing Statement determined pursuant to this Section 2.7 shall be the “Final Working Capital.” The amount of Closing Date Debt set forth on the final Closing Statement determined pursuant to this Section 2.7 shall be “Final Closing Date Debt.” The Proration Items set forth on the final Closing Statement determined pursuant to this Section 2.7 shall be netted against one another pursuant to the methodology set forth in Section 2.6 to determine the net amount of such Proration Items (such net amount is the “Final Proration Adjustment”).

            (d)        In the event either Party submits any unresolved disputes to the Independent Auditor for resolution as provided in this Section 2.7, Purchaser, on the one hand, and Seller, on the other hand, will share responsibility for the fees and expenses based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested, as determined by the Independent Auditor.

            (e)        Payment of Purchase Price Adjustment.

            (i)        If the Final Purchase Price (as finally determined pursuant to this Section 2.7) is greater than the Closing Purchase Price, Purchaser (or its designee) shall make payment by wire transfer to the Seller of the amount of such difference. If the Closing Purchase Price is greater than the Final Purchase Price (as finally determined pursuant to this Section 2.7), the Seller shall make payment by wire transfer to the Purchaser (or its designee) of the amount of such difference.

            (ii)       Any amount to be paid pursuant to this Section 2.7 will be paid within ten (10) Business Days of the Closing Statement being deemed final pursuant to this Section 2.7 and will be treated as an adjustment to the Purchase Price for all purposes.

            2.8        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on the first Monday following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in ARTICLE 6 (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date, which conditions must be satisfied at the Closing or on the Closing Date unless waived) or at such other place or on such other date as the Seller and the Purchaser mutually agree in writing The date on which the Closing takes place is referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates and other instruments as are set forth in ARTICLE 6 hereof and as may reasonably be required to effect the transfer and assignment by the Seller to Purchaser of the Purchased Assets and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously. For Tax purposes and for the purposes of calculating Working Capital, Proration Adjustment, and the Closing Statement, the Closing shall be deemed effective immediately prior to the open of business on the Closing Date.

            2.9        Transfer Taxes. The Seller and the Purchaser agree to cooperate in securing any available exemptions from any Transfer Taxes (including any bulk sales Taxes) on the transfer of the Purchased Assets hereunder.

            2.10      Assignment of Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment of any Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) contemplated hereunder is not permitted without the consent of any Person which consent has not been obtained at or prior to the Closing, this Agreement shall not be deemed to constitute a sale, conveyance, transfer or assignment of any such Interest (a “Retained Interest”) unless and until such consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with the provisions hereunder, subject to any condition or provision contained in such consent, whereupon it shall cease to be a Retained Interest. With respect to any Retained Interest, this Agreement and the other Transaction Documents shall constitute an equitable assignment by Seller to Purchaser of all of Seller’s rights, benefits, title and interest in and to such Retained Interest to the extent permitted by Law, and Purchaser shall be deemed to be Seller’s agent for the purpose of performing, fulfilling and discharging Seller’s rights and obligations arising after the Closing Date under such Retained Interest. In furtherance of the foregoing, following Closing, until the completion of the transfer of all Retained Interests to Purchaser, Seller will, and it will cause its Affiliates to: (a) provide to Purchaser the benefits of each Retained Interest; (b) cooperate in reasonable and lawful arrangements designed to provide such benefits to Purchaser; (c) enforce, at the request of Purchaser and for the account and expense of Purchaser, any rights of Seller arising from or related to such Retained Interest; and (d) promptly pay over and remit to Purchaser without consideration any payments or other rights or benefits received by Seller or its Affiliates with respect to any such Retained Interests.

            2.11      Omitted Contracts. Prior to the date that is one hundred twenty (120) days after the Closing Date, either Purchaser or Seller may identify and designate in writing to the other Party any Contract Related to the Fiber Business that Purchaser or Seller, as applicable, desires to add as an Assumed Contract. If the other Party does not object in writing to such Contract being added as an Assumed Contract within ten (10) days after receipt of Purchaser’s or Seller’s, as applicable, notice thereof, then such Contract designated by Purchaser or Seller, as applicable, shall automatically be deemed to be an Assumed Contract for all purposes under the Transaction Documents, and the Parties shall take all further actions (including those contemplated by Section 5.1) to ensure all of Seller’s and any of its Affiliates’ right, title and interest in and to such Contract is transferred and conveyed to Purchaser. If Seller or Purchaser, as applicable, does object in writing to such Contract being added as an Assumed Contract within ten (10) days after receipt of Purchaser’s or Seller’s notice thereof, then such Contract shall be retained by Seller or its Affiliates (as applicable) and Seller’s and its Affiliates’ (as applicable) rights, benefits and obligations under such Contract to the extent relating to the Fiber Business shall be deemed Retained Interests for the benefit and burden of Purchaser pursuant to the terms of Section 2.10.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

            As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser, except as set forth in the Disclosure Schedules, that:

            3.1        Organization and Qualification

            (a)        Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except as set forth on Schedule 3.1(a) or where the failure to be so qualified has not had a Material Adverse Effect.

            (b)        Subsidiary Asset Ownership. Except as identified on Schedule 3.1(b), no Subsidiary or Affiliate of Seller has any ownership, leasehold or other interest in any of the Purchased Assets.

            (c)        Organization Documents. Seller’s organizational documents are in full force and effect. Seller is not in material violation of any of the provisions of its organizational documents that would adversely affect (i) the Purchased Assets, (ii) the Acquisition or (iii) the other transactions contemplated by the Transaction Documents.

            (d)        Parent, directly or indirectly, owns one hundred percent (100%) of the outstanding equity securities of Seller. Seller does not own, beneficially or of record, any equity securities of another Person.

            3.2        Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action of Seller, and no other corporate proceedings or action on the part of Seller or any holders of Seller’s capital stock or other security holders are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

            3.3        No Conflict. Except as set forth on Schedule 3.3 or 3.4 or as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not: (a) conflict with or violate or constitute a default under or breach of any provision of Seller’s organizational documents or any resolutions adopted by its board of directors or stockholders; (b) conflict with or violate or result in a breach of or default under any provision of any Law, Permit or Order applicable to the Fiber Business or by which any of the Purchased Assets or Seller is subject, bound or affected that, in all cases, could result in a material liability to the Fiber Business; (c) give a Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit; (d) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default or breach) under, require notice or other action by any Person under, or give to others any right of termination, amendment, acceleration, consent, notice or cancellation pursuant to any Material Contract; or (e) result in the creation of a Lien on any of the material Purchased Assets other than a Permitted Lien.

            3.4        Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Seller does not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any material consent, approval, exemption, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority, except as set forth on Schedule 3.4. All of the material consents, approvals, notices, authorizations, exemptions, declarations, filings, registrations and Permits required or necessary with any Governmental Authority in connection with Seller’s execution and delivery of this Agreement and the other Transaction Documents, and the performance by Seller of its obligations hereunder or thereunder and the consummation of the Acquisition, are set forth on Schedules 3.3 or 3.4.

            3.5        Intellectual Property.

            (a)        Registered Proprietary Rights. Schedule 2.1(vii) contains a true and complete list of all of the Acquired Intellectual Property (including all Acquired Patents, Acquired Trademarks and Acquired Copyrights) that is registered with or issued by a Governmental Authority or for which applications for registration or issuance have been filed (the “Registered Intellectual Property”). To the extent there is a pending application or registration in force which corresponds to the Registered Intellectual Property, Schedule 3.5(b) sets forth the details of all due dates for further filings, maintenance and other payments falling due in respect of such Registered Intellectual Property within three (3) months following the Closing Date, and the current status of the corresponding registrations, filings and applications. All fees, payments and filings due as of the Closing Date with respect to all of the Registered Intellectual Property have been duly made. All items of the Registered Intellectual Property are valid, in full force and effect and are subsisting.

            (b)        Ownership; No Encumbrances. Except as set forth on Schedule 3.5(b), Seller is the sole and exclusive owner of, and has good, valid and marketable title to (free and clear of all Liens, other than Permitted Liens), or has a valid, enforceable and transferable license to make, use and/or sell the Acquired Intellectual Property. At the Closing, Seller shall convey and transfer to Purchaser good and marketable title in and to all of the Acquired Intellectual Property free and clear of all Liens other than Permitted Liens. Schedule 3.5(b) sets forth the parties to and date of each license to use any item of Acquired Intellectual Property. All employees of the Seller and other persons responsible for development of the Proprietary Rights for or on behalf of Seller have executed a valid agreement assigning all rights in any such Proprietary Rights to Seller.

            (c)        Use of Acquired Intellectual Property. Except as set forth on Schedule 3.5(c), Seller has not used and does not use the Acquired Intellectual Property other than in connection with the conduct of the Fiber Business and the production of Fiber Products and, except as set forth on Schedule 3.5(c), no other Proprietary Rights are used in (i) conducting the Fiber Business or (ii) the development, manufacturing, marketing, design, sale, distribution and use of the Fiber Products that are not included in the Acquired Intellectual Property.

            (d)        No Infringement. The conduct of the Fiber Business has not infringed, violated, misappropriated, or unlawfully used, or is infringing, violating, misappropriating or unlawfully using, any Proprietary Rights of any third Person. Neither Seller nor any of its Affiliates have received any notice that the conduct of the Fiber Business infringes, violates, misappropriates or unlawfully uses any Proprietary Rights of any third Person. To the Knowledge of Seller, no third Person is infringing, violating, misappropriating or unlawfully using, or threatening to infringe, violate, misappropriate or unlawfully use, any of the Proprietary Rights of Seller primarily used in the Fiber Business. Neither Seller nor its Affiliates have within the past three years sent a notice to any third Person asserting any such infringement, violation, misappropriation or unlawful use. None of the Acquired Intellectual Property is subject to any outstanding Order restricting or limiting its use in any manner (provided that rejections of pending applications during the prosecution of applications prior to issuance or registration shall not be deemed to be an Order within the scope of this sentence).

            (e)        Adequate Care. (i) Seller has taken commercially reasonable steps to prevent the unauthorized disclosure or use of any trade secrets and proprietary information; (ii) Seller has entered into agreements with third parties and employees, officers, directors, consultants and contractors who received access to trade secrets and/or proprietary information sufficient to maintain the confidentiality of trade secrets and proprietary information of Seller; (iii) there is no breach or violation by Seller under, and to the Knowledge of Seller, no breach or violation by any other party under or to, any such agreement; and (iv) to the Knowledge of Seller, there has been no unauthorized disclosure or use by employees, officers, directors, agents consultants and contractors of, and, to the Knowledge of Seller, there has otherwise been no unauthorized disclosure or use of, the trade secrets or proprietary information of the Seller.

            (f)        Agreements Related to the Seller’s Proprietary Rights. Seller has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of the Purchased Assets.

            (g)        Trademarks, Patents and Copyrights.

            (i)        Seller is listed in the records of the appropriate U.S., state or foreign registry as the sole and current owner of record for each Trademark application and registration, Patent application and registration, and Copyright application and registration listed on Schedule 2.1(a)(viii).

            (ii)       There has never been any material Action, claim, suit, arbitration or other adversarial proceeding before any Governmental Authority in any jurisdiction, nor, to the Knowledge of Seller, is any such Action, claim, suit, arbitration or other adversarial proceeding threatened, (A) involving the Acquired Trademarks, Acquired Patents, or Acquired Copyrights, (B) challenging the ownership, use, validity, enforceability or registrability of any of the Acquired Trademarks, Acquired Patents, or Acquired Copyrights or (C) involving any other Acquired Intellectual Property or the use of any Proprietary Rights of any Third Person in the conduct of the Fiber Business. Rejections of pending applications during the prosecution of applications prior to issuance or registration shall not be deemed to be an adversarial proceeding within the scope of the preceding sentence.

            (iii)      “OptaSmooth,” “OptaNatural,” “OptaMist,” and “OptaGrade” are the only trademarks or trade names used to conduct the Fiber Business that include the term “Opta” as all or any part of the trademark or trade name.

            (h)        Prior Activities. Except as set forth on Schedule 3.5(h), the Acquired Intellectual Property and the services delivered under the Transition Services Agreement constitute all of the Proprietary Rights necessary to conduct the Fiber Business in the same manner as the Fiber Business has been conducted by Seller during the twelve (12) month period prior to Closing.

            3.6        Environmental and Safety Matters.

            (a)        Seller is, and during all applicable statute of limitations periods has been, in compliance in all material respects with applicable Environmental Laws in connection with the operation of the Fiber Business or ownership of the Purchased Assets. The Fiber Business is not (and none of the Owned Real Property or, to the Knowledge of Seller, Leased Real Property, or any properties formerly owned, leased, operated, or otherwise occupied by Seller in connection with the operation of the Fiber Business is) subject to any pending or, to the Knowledge of Seller, threatened (i) Action or proceeding, (ii) material violation, infraction or Liability or (iii) any claim, citation, complaint, Order, request for information or notice from (or any agreement with) any Person respecting any actual or alleged Release of Hazardous Materials relating to the Fiber Business or any actual, potential, or alleged violation of, non-compliance with, or Liability under any Environmental Law relating to the Fiber Business, except as set forth on Schedule 3.6(a).

            (b)        Seller has obtained and holds, and has been in material compliance with, all Permits, licenses and other authorizations that are required pursuant to applicable Environmental Law (i) to operate the Purchased Assets in the manner that they are currently being operated, (ii) for the occupation of the Leased Real Property or Owned Real Property, and (iii) for the operation of the Fiber Business (“Environmental Permits”). True, correct and complete copies of each of the Environmental Permits have been made available to Purchaser prior to the date hereof. All such Environmental Permits are and have been in full force and effect in all material respects in accordance with Environmental Law, and neither Seller nor its Affiliates have received any written notice from any Governmental Authority that any Environmental Permit is subject to any pending or threatened material modification, revocation, limitation, withdrawal or termination.

            (c)        No parcel of Owned Real Property or, to the Knowledge of Seller, no parcel of Leased Real Property or other property currently owned, operated, leased, or otherwise occupied by Seller and on which the Fiber Business is operated is listed on or, to the Knowledge of Seller, has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response Compensation and Liability Information System under CERCLA, any analogous state list or any other list maintained under an Environmental Law for contaminated or potentially contaminated sites. None of the Owned Real Property or, to the Knowledge of Seller, Leased Real Property is subject to any enforcement Action under Environmental Law.

            (d)        Except as set forth in any Phase I environmental assessment obtained by Purchaser, there has been no actual or threatened Release of any Hazardous Materials with respect to the Fiber Business or Purchased Assets on, at, from, or under the Owned Real Property or the Leased Real Property that would reasonably be expected to result in material liability for Purchaser or any of its Affiliates under Environmental Law. Seller has not received any written notice that any of the Owned Real Property, Leased Real Property or other real property currently or formerly owned, operated, leased or otherwise occupied in connection with the Fiber Business (including soils, groundwater, surface water, indoor air, buildings and other structures located on any such real property) is not, and has not been, contaminated with any Hazardous Substances which could result in any Liability or cleanup or remediation obligation under Environmental Law. Except as set forth in any Phase I environmental assessment obtained by Purchaser, no such Hazardous Substances have migrated, are migrating or will migrate on or off any such real property through any environmental medium other than pursuant to and in compliance with a Permit issued under an Environmental Law.

            (e)        Seller has not, in connection with the operation of the Fiber Business, produced, sold, used, stored, transported, handled, released, discharged, disposed of or arranged for the transportation, treatment or disposal of Hazardous Materials at or from any location except in material compliance with applicable Environmental Law and under conditions that would not reasonably be expected to result in Liability under any Environmental Law. Neither this Agreement nor the consummation of the transaction contemplated herein shall result in any obligations on the Purchaser for site investigation or cleanup, or require notification to or consent from any Governmental Authority or other Person, pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws.

            (f)        Except as set forth in any Phase I environmental assessment obtained by Purchaser, there are not now, and have not been during the period Seller or any of its Affiliates owned or leased such Owned Real Property or Leased Real Property, any aboveground or underground storage tanks or tank systems at, on or under the Owned Real Property or, to the Knowledge of Seller, on the Leased Real Property.

            (g)        Seller has made available to Purchaser accurate and complete copies of (in each case, to the extent related to the Fiber Business, Purchased Assets or any real property on which the Fiber Business was operated): (i) any and all environmental reports, studies, compliance audits, records, inspections, sampling data, site assessments and other similar documents with respect to the Fiber Business, the Purchased Assets, the Owned Real Property or the Leased Real Property which are in the possession or control of Seller or its Affiliates and on which the Fiber Business was operated; and (ii) any and all material documents concerning planned or anticipated material capital expenditures (including improvements, maintenance, repair, or decommission) required to control pollution, manage waste or otherwise ensure compliance with Environmental Law (including costs of remediation, pollution control equipment and operational changes) and Environmental Permits.

            3.7        Compliance with Laws.

            (a)        With respect to the Fiber Business or any Purchased Asset, Seller is not, and during the past three (3) years has not been, in any material respect, in conflict with, in default or violation of, or in non-compliance with: (a) any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree, ruling, subpoena, verdict, or writ entered, issued, made, rendered or enforced by any Governmental Authority (collectively, “Orders”); or (b) any Law that if violated or not complied with could result in material liability to the Fiber Business. Neither Seller nor any of its Affiliates have received any written notice threatening or alleging any such conflict, default, violation or non-compliance.

            (b)        None of Seller, its Affiliates or, to the Knowledge of Seller, any of their Representatives acting on their behalf with respect to the Fiber Business has, during the past three (3) years: (i) used any company or other funds for unlawful contributions, payments, or gratuities, or made any unlawful expenditures relating to political or administrative activity to officials of a Governmental Authority or to any other Person, or established or maintained any unlawful or unrecorded funds in violation of applicable Law; (ii) accepted or received any unlawful contributions, payments, gifts or gratuities; (iii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as amended or (iv) conducted business or engaged in a transaction with any Person (A) who was identified on the OFAC List at such time or (B) with whom a citizen of the United States was prohibited from engaging in such business or transaction by any trade embargo, economic sanction, executive order or Law.

            (c)        Seller is not a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (the “OFAC List”).

            3.8        Assets.

            (a)        Seller is the sole and exclusive owner of and has title to all of the Purchased Assets free and clear of all Liens other than Permitted Liens. The Transaction Documents to be executed and delivered by Seller to Purchaser at the Closing will effectively transfer to Purchaser good, valid and marketable title to, and ownership of, the Purchased Assets free and clear of all Liens other than Permitted Liens.

            (b)        Except as set forth on Schedule 3.8(b), the Purchased Assets (including rights under Contracts) include all of the material tangible and intangible assets, properties and rights, of any nature whatsoever, used in or related to the conduct of the Fiber Business as currently conducted. None of the Purchased Assets are located outside the United States. At the Closing, the Purchased Assets (i) will, taking into account all Transaction Documents, constitute all of the assets, rights and properties necessary and (ii) are (together with Purchaser’s rights under the Transaction Documents) sufficient in form and quality, in each case, so that Purchaser will be able to continue to conduct the Fiber Business in the same manner as presently conducted by Seller.

            (c)        Except as set forth on Schedule 3.8(c), none of the material items of personal property contained in the Purchased Assets are held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or are located anywhere other than on the Owned Real Property or Leased Real Property.

            (d)        Except as set forth on Schedule 3.8(d), each item of tangible personal property included among the Purchased Assets is in good operating condition in all material respects, normal wear and tear excepted, and does not need any material maintenance or repair.

            (e)        None of the Purchased Assets has or is required to have a certificate of title issued by or registered with any Governmental Authority, and no transfer of a certificate of title (by possession or otherwise) is required to effectuate the transfer of all rights of ownership in and to any of the Purchased Assets to Purchaser.

            3.9        Claims and Proceedings. There is not now, and during the past three years there has not been, any outstanding Order of any Governmental Authority against or involving Seller with respect to the Fiber Products, the Fiber Business, the Purchased Assets or the transactions contemplated hereby, and, to the Knowledge of Seller, no such Order has been threatened. Except as set forth on Schedule 3.9, there is not now, and during the past three years there has not been, any suit, Action, proceeding, investigation, complaint, claim, charge or order pending or, to the Knowledge of Seller, threatened against the Fiber Business or Seller, or to which Seller is otherwise a party, before any Governmental Authority, with respect to or related to the Fiber Business, the Fiber Products, the Purchased Assets or the transactions contemplated hereby.

            3.10      Contracts.

            (a)        Other than the Assumed Contracts and except as set forth on Schedule 3.10(a), neither Seller nor any of its Affiliates is a party to any Contract that is material to the conduct of the Fiber Business as currently conducted, the Fiber Products or the Purchased Assets. The Seller has delivered to Purchaser a correct and complete copy of each Material Contract. Seller is not now and has not been in the last three years, and to the Knowledge of Seller, no other party thereto is or has been in the last three years in default under, breach of or non-compliance with any Material Contract. To the Knowledge of Seller, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under, or breach of or noncompliance with any Material Contract. Seller has not, and to the Knowledge of Seller, no other party thereto has, repudiated any material provision of any Material Contract. Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.

            (b)        Schedule 3.10(b) lists the following Contracts by which any of the Purchased Assets are bound or by which Seller (or any of its Affiliates) is bound as of the date hereof relating to or in connection with the Fiber Business, Fiber Products or Purchased Assets to which Seller (or any of its Affiliates) is a party (the “Material Contracts”):

            (i)        any Contract (or group of related Contracts) for the lease of personal or real property from any Person or to any Person except for any leases of personal property under which the aggregate lease payments do not exceed $25,000 per annum;

            (ii)       any Contract (or group of related Contracts) which involve commitments to make capital expenditures or which provide for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of goods or services, the performance of which will involve consideration in excess of $50,000 or which survives through the 12-month period following the Closing Date;

            (iii)      any Contract concerning a partnership or joint venture or otherwise involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

            (iv)       any Contract (or group of related Contracts) under which Seller has created, incurred, assumed, or guaranteed any Indebtedness, or under which it has imposed a Lien (other than Permitted Liens) on any of the Purchased Assets;

            (v)        any collective bargaining agreement or other Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

            (vi)       any Contract with any Business Employee that (A) provides for any severance benefits, (B) provides for employment other than on an “at-will” basis, or (C) grants any equity or quasi-equity incentives or awards;

            (vii)      any Contract with respect to any intangible property (including any Proprietary Rights) granted or made to Seller, or granted or made by Seller to third parties other than license agreements for unmodified, mass market software used solely for Seller’s own internal use that (a) is available in consumer retail sites or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements and (b) is for any aggregate royalty, fee or other consideration for any such software or group of related software license of no more than $20,000 in the aggregate;

            (viii)     any Contract (or group of related Contracts) involving consideration in excess of $25,000 continuing over a period of more than 12 months from the date thereof, not terminable by Seller upon sixty (60) days’ or less notice without penalty;

            (ix)        any Contract regarding any material indemnification provided to or by Seller outside the Ordinary Course of Business, including any contract regarding any indemnification provided with respect to Environmental Laws;

            (x)         any Contract or agreement prohibiting, restricting or limiting Seller from freely engaging in the Fiber Business anywhere in the world (including any Contracts containing any non-compete obligations of Seller or any of its Affiliates in the Fiber Business);

            (xi)        any Real Property Lease;

            (xii)       any Contract granting any warranty outside of the Ordinary Course of Business with respect to any services rendered or products sold or leased by Seller;

            (xiii)      any Contract that grants exclusive rights for the benefit of a party other than Seller (including any right of first refusal, notice or negotiation) or restricts Seller from freely setting prices for its products (including any most favored customer pricing);

            (xiv)      any Contract with a Material Vendor relating to the Fiber Business;

            (xv)        any Contract with a Material Customer relating to the Fiber Business;

            (xvi)       any Contract providing for commissions, royalties, or other payments to any Person based on sales or profits, other than direct payments for good or services;

            (xvii)      any power of attorney, grant of agency or material broker, agent, sales representative, dealer or distribution Contract relating to the Fiber Business;

            (xviii)     any Contract that requires Seller to purchase its total requirements for or a minimum specified amount of any good or service from a third Person;

            (xix)        any Contract that includes volume discounts, rebates, cost downs or price reductions, give backs or marketing arrangements;

            (xx)         any settlement agreement entered into during the three year period prior to the date of this Agreement or under which there remain ongoing obligations or Liabilities of Seller;

            (xxi)        any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000 in any fiscal year (excluding purchase orders);

            (xxii)       any outstanding purchase order, or any group of related purchase orders, issued by Seller in the Fiber Business to suppliers or vendors involving consideration in excess of $25,000; and

            (xxiii)      any outstanding purchase order, or any group of related purchase orders, issued to Seller in the Fiber Business from customers involving consideration in excess of $50,000.

            3.11      Affiliated Transactions. Except as set forth on Schedule 3.11, no officer, director, stockholder, employee or Affiliate of Seller, or, to the Knowledge of Seller, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest, is or has been within the past three years a party to any Contract, commitment or transaction with Seller relating to the Fiber Business or has or had within the past three years any interest in any property used (including any Proprietary Rights or Purchased Assets) in the Fiber Business.

            3.12      No Broker. Except for Canaccord Genuity Corp., the fees for which shall be the sole obligation of Seller, Seller has not employed any broker, finder or agent or incurred and will not incur, any obligation or Liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

            3.13      Taxes and Tax Returns.

            (a)        Seller has timely filed all material Tax Returns it was required to file in respect of the Fiber Business and the Purchased Assets and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations.

            (b)        Seller has paid to the appropriate Governmental Authority all material Taxes owed by Seller (whether or not shown on any Tax Return).

            (c)        No claim with respect to the Fiber Business has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Purchased Assets that arose in connection with any failure to pay any Tax.

            (d)        With respect to the Fiber Business, Seller has complied in all material respects with all applicable Laws relating to the withholding and payment of any Taxes and has timely withheld and paid to the proper Governmental Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other third party.

            (e)        In connection with the transactions contemplated herein or the Fiber Business, Seller is not a party to a Contract, arrangement or plan that could result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code (or a corresponding provision of state, local or non-U.S. Tax law).

            (f)        None of the Purchased Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

            (g)        None of the Purchased Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

            (h)        Seller is not a person other than a United States person within the meaning of the Code.

            3.14        Real Property.

            (a)        Schedule 3.14(a) identifies each parcel of Owned Real Property. Except as set forth in Schedule 3.14(a): (i) Seller has good and marketable fee simple title to all Owned Real Property free and clear of all Liens (other than Permitted Liens); (ii) Seller has not leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property or granted any security interest in the Owned Real Property which assignment or security interest is currently in effect other than Permitted Liens; (iii) there are no outstanding Contracts to purchase or sell, options, rights of first offer or rights of first refusal on any part of the Owned Real Property; (iv) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings related to any of the Owned Real Property; and (v) none of the Owned Real Property is in violation of a zoning regulation or ordinance; and (vi) no Person other than Seller occupies any portion of the Owned Real Property.

            (b)        Schedule 3.14(b) identifies each parcel of Leased Real Property. Seller has furnished to Purchaser true and complete copies of each Real Property Lease. Except as in Schedule 3.14(b): (i) each Real Property Lease is a valid and binding obligation on Seller and, to the Knowledge of Seller, each other party thereto and is in full force and effect; (ii) there is no material breach or material default under any Real Property Lease by Seller or, to the Knowledge of Seller, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or material default under any Real Estate Lease by Seller or, to the Knowledge of Seller, any other party thereto; and (iv) Seller has a good and valid leasehold interest in each Leased Real Property to which it is either the tenant or licensee named under the Real Estate Lease, free and clear of all Liens other than Permitted Liens; (v) no Person other than Seller occupies any portion of the Leased Real Property; and (vi) to the Knowledge of Seller, there are no pending or threatened condemnation proceedings relating to any of the Leased Real Property.

            (c)        To the Knowledge of Seller, the electrical systems, refrigeration systems, mechanical systems, roofs, sumps, pits, trenches, piping, containment structures, interior and exterior containment areas, floors, drains, plumbing and fire and life safety systems associated with the Owned Real Property and Leased Real Property are (i) functional and in good working order and condition in all material respects (normal wear and tear excepted) and (ii) not in need of any material repairs.

            (d)        Except as set forth on Schedule 3.14(d), neither Seller nor any of its Affiliates leases, uses, occupies, or operates any real property in the conduct of the Fiber Business as currently conducted other than the Owned Real Property and Leased Real Property, and no other real property is necessary for the operation of the Fiber Business as currently conducted.

            (e)        Outlot A is not used in or necessary for the conduct of the Fiber Business as currently conducted.

            3.15 Customers; Suppliers.

            (a)        Schedule 3.15(a) is a complete and correct list of the twenty-five (25) largest customers (each a “Material Customer”) of the Fiber Business (i) for each of the two most recent fiscal years ending December 2012 and 2013 and (ii) for the nine-month period ending October 4, 2014 and, in all cases, sets forth opposite the name of each Material Customer the amount of net sales Related to the Fiber Business attributable to such Material Customer during each of such periods. Except as set forth on Schedule 3.15(a), Seller has not received any written notice since January 1, 2014 that any Material Customer intends to cancel, materially decrease or otherwise modify its Relationship with Seller or its purchase of Fiber Products.

            (b)        Schedule 3.15(b) is a complete and correct list of the ten (10) largest vendors, suppliers, service providers and other similar business relations of the Fiber Business (each a “Material Vendor”) (i) for each of the two most recent fiscal years ending December 2012 and 2013 and (ii) for the nine-month period ending October 4, 2014 and, in all cases, sets forth opposite the name of each Material Vendor Seller’s good faith estimate of the amount Related to the Fiber Business paid to such Material Vendor during each of such periods. Except as set forth on Schedule 3.15(b), Seller has not received any written notice since January 1, 2014 that any Material Vendor intends to cancel, terminate or otherwise modify its Relationship with Seller or the Fiber Business.

            3.16      Employees.

            (a)        Schedule 3.16(a) accurately sets forth, with respect to each employee of Seller whose services primarily relate to the Fiber Business and who are employed by Seller as of October 4, 2014: (i) the name, title and classification of each employee (including exempt/nonexempt, salaried/unsalaried, full-time/part-time, etc.); (ii) each employee’s current annualized base compensation and bonus arrangements or opportunities; (iii) the current number of hours of vacation or similar paid time off that each employee has accrued; (iv) whether the employee is receiving workers compensation or disability payments or is on leave or other inactive status, the reason therefor and the expected end date of such status; and (v) the identification of any equity or quasi-equity incentives, options, awards, grants or securities of Parent, Seller or their Affiliates held by each Business Employee (if any) and the treatment of such equity or quasi-equity incentives, options, awards, grants or securities upon the consummation of the transactions contemplated herein. No employee of Seller who is not a Business Employee is primarily involved in the Fiber Business. Seller has completed Form I-9 for each Business Employee for whom a completed I-9 is required under applicable Law.

            (b)        Except as set forth on Schedule 3.16(b), (i) to the Knowledge of Seller, none of the Business Employees is a party to any employment, confidentiality, non-competition, proprietary rights or other similar Contract that would materially impact the performance of such employee’s employment duties for Purchaser, or the ability of Purchaser to conduct the Fiber Business, (ii) neither Seller nor any of its Affiliates is now, nor in the past six years has Seller or any of its Affiliates has been, a party to any collective bargaining agreement or similar labor Contract with respect to the Fiber Business, (iii) no labor organization or group of Business Employees has, at any time, filed or, to the Knowledge of Seller, threatened to file any representation petition or made any written or oral demand, petition or application for recognition with respect to the Fiber Business, (iv) no union organizing or decertification efforts are or, to the Knowledge of Seller, have been underway or, to the Knowledge of Seller, threatened and no other question concerning representation exists, and (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred in the past three years and none is underway or, to the Knowledge of Seller, threatened with respect to the Fiber Business.

            (c)        (i) There is not currently, nor has there been in the past three years, an Action against Seller, any of its Affiliates or any of their respective employees relating to the Fiber Business alleging harassment, discrimination or other similar action or an internal investigation of an allegation, charge or complaint against Seller, any of its Affiliates or any of their respective employees alleging harassment, discrimination or other similar conduct; and (ii) there is no Action pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Affiliates in the Fiber Business relating to the alleged violation of a Law pertaining to labor relations or employment matters.

            (d)        With respect to the Fiber Business and to the Knowledge of Seller, Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authorities of the states or other jurisdictions where it is required to maintain such accounts, and each such account has a positive balance.

            3.17      Employee Benefit Plans.

            (a)        Schedule 3.17(a) sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each other employee benefit, program, plan or policy, and any severance, change in control, employment or retention plan, program or agreement, and vacation, incentive, bonus, stock option and restricted stock, equity or quasi-equity incentive plans, profit sharing, retirement, deferred compensation or other material benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Affiliates, in which any Business Employee participates (collectively, the “Company Plans”).

            (b)        Each Company Plan has been established, operated and administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable Law. Seller has timely complied with its obligations under or relating to each Company Plan. Each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely on the opinion or advisory letter of the preapproved plan sponsor), and nothing has occurred that would reasonably be expected to adversely affect such qualification.

            (c)        No Company Plan is subject to Title IV of ERISA and neither Seller nor any Person that, together with Seller, is or was (at a relevant time) treated as a single employer under Section 414 of the Code, has at any time within the previous six years contributed to, or has had any Liability or obligation in respect of, any plan subject to Title IV of ERISA.

            (d)        All Company Benefits Plans that are nonqualified deferred compensation plans subject to Section 409A of the Code are in material compliance, in form and operation, with Section 409A of the Code.

            (e)        Except as set forth on Schedule 3.17(e), no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will (i) result in the payment of severance or any increase in severance pay upon any termination of employment after the date of this Agreement to any Business Employee, (ii) accelerate the time of payment or vesting or result in any forfeiture, payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans with respect to any Business Employee, or (iii) result in a transaction bonus or other onetime or isolated payment to be made to any Business Employee.

            3.18      Financial Information; Absence of Undisclosed Liabilities.

            (a)        Attached as Schedule 3.18(a) are the following (collectively, the “Financial Statements”): (i) the unaudited balance sheets of the Fiber Business for the last day of, and the related statements of income for the fiscal years ending on, December 29, 2012 and December 28, 2013; and (ii) the unaudited balance sheet of the Fiber Business and related statement of income for the ten-month period ending on November 8, 2014 (the “Latest Financials”).

            (b)        Except as set forth on Schedule 3.18(b), each such Financial Statement fairly presents, in all material respects, the financial condition as of the date thereof, and the results of operations throughout the respective periods covered thereby, of the Fiber Business, in each case determined in accordance with GAAP consistently applied throughout the periods indicated, subject to (i) a lack of footnotes and, (ii) with respect to the Latest Financials, year-end adjustments (none of which footnotes, or year-end adjustments would, alone or in the aggregate, be adverse to the business, operations, financial condition, or operating results, of the Fiber Business in any material respect).

            (c)        There are no Liabilities of Seller or any of its Affiliates of any nature Related to the Fiber Business, except for (i) liabilities reflected or reserved against on the Latest Financials (or going forward performance obligations under Assumed Contracts that arise in the Ordinary Course of Business and not arising from or relating to a breach of or default under such Assumed Contracts), or (ii) liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Latest Financials (none of which (A) is materially different in nature or amount than those incurred in prior periods, (B) is a liability for breach of Contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability or (C) is material, individually or in the aggregate, to the business, operations, financial condition or operating results of the Fiber Business).

            (d)        All accounts receivable included among the Purchased Assets and all accounts payable included among the Assumed Liabilities represent valid balances arising from bona fide arm’s length transactions actually made by Seller in the Ordinary Course of Business.

            (e)        The Inventory is of a quality and quantity (taking into account applicable Contract requirements) usable and salable in the Ordinary Course of Business, subject to reserves for obsolete Inventory included in the calculation of Final Working Capital, and none of the unreserved Inventory is obsolete, adulterated, misbranded or otherwise restricted from or not saleable in commerce under applicable Law. The quantities of each item of Inventory are not excessive (taking into account applicable Contract requirements), but are reasonable in the circumstances of the Fiber Business. All Inventory is valued in the Financial Statements and Latest Financials at the lesser of cost or market on a first-in, first-out basis.

            (f)        The illustrative calculation of Working Capital as of the close of business on November 8, 2014 as set forth on Exhibit F was prepared using the Accounting Principles to the extent applicable.

            3.19      Absence of Certain Changes or Events. Since October 4, 2014, there has not occurred any Material Adverse Effect. Except as contemplated by this Agreement or Schedule 3.19, since May 31, 2014 (a) Seller has conducted the Fiber Business in the Ordinary Course of Business consistent with past practice, (b) there has not occurred any change, impact, event, effect, circumstance and/or development (or combination of the foregoing) that would, or would reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements and (c) Seller has not (i) canceled or waived any claim or right, or written down or written off any accounts or notes receivable, in each case with a value in excess of $10,000; (ii) changed any accounting method or principle; (iii) failed to cause any uncontested liability or obligation (or a group of related liabilities or obligations) in excess of $10,000 to be paid or satisfied when the same becomes due; (iv) made any capital expenditure (or group of related capital expenditures) in excess of $25,000; (v) incurred or suffered material damage to or destruction or loss of any material asset; (vi) licensed, sold or transferred any material Proprietary Rights outside the Ordinary Course of Business; or (vii) entered into a Contract or made a binding commitment to do any of the items described in this Section 3.19(c).

            3.20      Permits. Schedule 3.20 sets forth all material permits (including all material licenses, regulatory consents, franchises, permits, privileges, immunities, approvals, registrations, certificates, variances, waivers and other authorizations of any Governmental Authority) issued, granted or otherwise made available by or under the authority of any Governmental Authority (the “Permits”) Seller owns, holds or possesses, in respect of the Fiber Business, or which are necessary to entitle Seller to own or lease, operate or use the Purchased Assets or to carry on and conduct the Fiber Business as currently conducted. Each such Permit has been timely obtained by Seller and is in full force and effect. There is no suit, Action, proceeding, investigation, complaint, claim, charge, or Order entered or pending, or, to the Knowledge of Seller, threatened to revoke, modify, terminate, rescind or otherwise fail to renew any Permit. Seller is, and for the last three years has been, in compliance in all material respects with each Permit relating to the Fiber Business.

            3.21      Food Regulatory Compliance.

            (a)        Since January 1, 2010, no license, approval, clearance, authorization, registration, certificate, Permit, filing, notification or supplement or amendment thereto that Seller has received or made to the FDA or the United States Department of Agriculture to conduct the Fiber Business has been limited, suspended, modified or revoked.

            (b)        There is no pending or, to the Knowledge of Seller, threatened enforcement Action or investigation by the FDA, the United States Department of Agriculture or any other Governmental Authority that has jurisdiction over the operations of Seller or the Fiber Business concerning or relating to the Fiber Business or the Fiber Products. Since January 1, 2010 Seller has not received written notice of any pending or threatened claim against Seller for such an enforcement Action or investigation.

            (c)        Since January 1, 2010, all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or the United States Department of Agriculture by Seller with respect to the Fiber Business have been so filed, maintained or furnished.

            (d)        Since January 1, 2010, Seller has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or written notice from the FDA, the United States Department of Agriculture, or any counterpart state Governmental Authority alleging or asserting noncompliance with any Laws applicable to the Fiber Business or any licenses, approvals, clearances, authorizations, registrations, certificates, Permits, filings, notifications and supplements or amendments thereto required by any Laws applicable to the Fiber Business.

            (e)        Since January 1, 2010, all manufacturing, including testing, by Seller has been conducted in all material respects in compliance with applicable good manufacturing practices and good laboratory practices as established by the FDA.

            (f)        Since January 1, 2010, every Fiber Product has been in compliance in all material respects with, and the Seller’s operations related to each such Fiber Product have been and are in compliance in all material respects with, all applicable requirements of the Federal Food, Drug, and Cosmetic Act, as amended (“FFDCA”), and implementing regulations and requirements adopted by the FDA in Title 21 of the Code of Federal Regulations (including: FFDCA’s prohibitions against adulteration and misbranding of food; applicable requirements of the Food Safety Modernization Act; 21 C.F.R. pt. 1 Subpart H (Registration Of Food Facilities); 21 C.F.R. pt. 101 (Food Labeling); 21 C.F.R. pt. 110 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food); and 21 C.F.R. pt. 170 (Food Additives)); and all applicable Laws enforced by any Governmental Authority with jurisdiction over foods or food additives and any of Seller’s operations in connection with the Fiber Business or Fiber Products.

            3.22      Product Liability and Warranty. Except as set forth on Schedule 3.22(a), for the last three years (i) there have been no Fiber Products that have been recalled (whether voluntarily or otherwise) by Seller and (ii) there have been no Actions (whether completed or pending) seeking the recall, suspension or seizure of, or notification in respect of, any Fiber Products. Seller has not had nor does it currently have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Fiber Products or with respect to any services rendered in connection with the Fiber Business. Except as set forth on Schedule 3.22(b), Seller has not made any express or implied warranties or guarantees with respect to the Fiber Products or the services rendered Related to the Fiber Business. Set forth on Schedule 3.22(c) is a general description of all of the material product warranty claims currently pending or made within the past three (3) years against Seller in the Fiber Business or relating to the Fiber Products. All of the Fiber Products manufactured, sold, commercialized, or delivered by Seller or any of its Affiliates have conformed in all material respects with all applicable contractual commitments and all express and implied warranties applicable thereto.

            3.23      No Additional Representations. Except as expressly set forth in this ARTICLE 3, Seller makes no other express or implied representations or warranties with respect to this Agreement and the transactions contemplated herein and hereby disclaims any additional representation or warranty.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

            As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represent and warrant to the Seller that:

            4.1        Formation and Qualification. Purchaser is a limited partnership and Guarantor is a German company with limited liability that, in each case, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not materially and adversely affect Purchaser’s and Guarantor’s ability to consummate the transactions contemplated hereby or by the Transaction Documents.

            4.2        Authority Relative to this Agreement. Each of Purchaser and Guarantor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its respective obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by each of Purchaser and Guarantor and the consummation by each of Purchaser and Guarantor of the Acquisition have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Purchaser or Guarantor are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by each of Purchaser and Guarantor, as applicable, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser and Guarantor, enforceable against Purchaser and Guarantor in accordance with its terms, except to the extent that enforceability may be limited by any Enforcement Limitation.

            4.3        No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution and delivery of this Agreement and the other Transaction Documents by each of Purchaser and Guarantor does not, and the performance by each of Purchaser and Guarantor of its obligations hereunder and the consummation of the Acquisition will not: (a) conflict with or violate any provision of Purchaser’s or Guarantor’s (as applicable) organizational documents, each as amended to date, or any resolutions adopted by its board of directors, managing director or stockholders; (b) conflict with or violate any Law or Order applicable to Purchaser or Guarantor or by which Purchaser or Guarantor is bound or affected; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser or Guarantor is a party or pursuant to which its property or assets are bound, except where such a conflict, breach, default, required consent or creation of rights under clauses (b) and (c) would not materially and adversely affect Purchaser’s and Guarantor’s ability to consummate the transactions contemplated hereby or by the Transaction Documents.

            4.4        Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, as applicable, does not, and the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, exemption, authorization or permit of, or filing by the Purchaser with or notification by the Purchaser to, any Governmental Authority.

            4.5        No Broker. Purchaser has not employed any broker, finder or agent or incurred and will not incur, any obligation or Liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

            4.6        Availability of Funds. Purchaser or Guarantor has available cash or existing available borrowing capacity under committed borrowing facilities as of the date hereof that is sufficient to enable Purchaser to consummate the transactions contemplated hereby. Purchaser’s obligations hereunder are not contingent upon procuring any financing.

            4.7        Litigation. There is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority or arbitrator, pending or, to the Knowledge of Purchaser, threatened that, if adversely determined, would reasonably be expected to give any Person the right to enjoin the Acquisition or the other transactions contemplated by the Transaction Documents.

            4.8        Independent Investigation. Purchaser has performed an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations and financial condition of Seller, including Purchaser’s own estimate of the value of the Fiber Business and the Purchased Assets. Purchaser has had the opportunity to visit with the Seller and meet with representatives of the Fiber Business to discuss the foregoing matters. All materials and information requested by Purchaser have been provided to Purchaser to its reasonable satisfaction. Purchaser has performed the due diligence Purchaser deems adequate regarding all matters relating to this Agreement and the transactions contemplated by the Transaction Documents. In connection with the foregoing, Purchaser and its representatives have received certain estimates, budgets, forecasts, plans and financial projections. There are uncertainties inherent in such forward-looking statements, and Purchaser is familiar with such uncertainties. Except for the representations and warranties contained in ARTICLE 3, Purchaser is taking full responsibility for making its own evaluation of, and hereby assumes all risks regarding, the adequacy and accuracy of such forward-looking statements (including the reasonableness of the assumptions upon which they are based). Except for the representations and warranties contained in ARTICLE 3, Purchaser acknowledges that neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, the Fiber Business, or any other information made available to Purchaser.

            4.9        No Additional Representations. Except as expressly set forth in this ARTICLE 4, Purchaser makes no other express or implied representations or warranties with respect to this Agreement and the transactions contemplated herein and hereby disclaims any additional representation or warranty.

ARTICLE 5. COVENANTS

            5.1        Further Assurances. Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other actions as the Purchaser or its counsel may reasonably request in order (a) to confirm, evidence or make effective the transfer to Purchaser of the Purchased Assets, and (b) to put Purchaser in possession of, and to vest in the Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement. Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as the Seller or its counsel may reasonably request in order to assume all of the Assumed Liabilities and to consummate the transactions contemplated hereby in accordance with this Agreement.

            5.2        Taxes and Tax Returns.

            (a)        Seller shall timely file or timely request extensions to file all Tax Returns with respect to the Purchased Assets required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns will be, when filed, true, correct and complete in all material respects and will be, when filed, prepared in substantial compliance with all applicable Laws. Seller will pay all Taxes imposed on the Seller or for which the Seller is or will be liable with respect to the Purchased Assets or the Fiber Business, whether to taxing authorities or to other persons (pursuant to a tax sharing agreement or otherwise), for the Pre-Closing Tax Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes of the Seller (other than any Taxes based on or measured by income or receipts of the Seller) for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Seller agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

            (b)        The Parties and their respective Affiliates will cooperate in the preparation of all Tax Returns relating to the Fiber Business for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information and any audit, litigation, or other Action with respect to Taxes. Such cooperation will include timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes relating to the Fiber Business. The Parties and their respective Affiliates will make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

            5.3        Trade Names.

            (a)        Except as permitted by the Transition Services Agreement or this Section 5.3, Purchaser shall not use, or permit any of its Affiliates to use, and shall not license or permit any third party to use, the Business Name or any other trade name containing “SunOpta” in any manner anywhere in the world after Closing. Seller, Parent and their respective Affiliates hereby grant to Purchaser and its Affiliates a non-exclusive, worldwide, sublicensable, royalty-free, non-transferable, paid-up license to use (i) the Business Name, (ii) any trade name containing “SunOpta” and (iii) any other Proprietary Rights of Seller or any of its Affiliates not included among the Purchased Assets that are or were used in the conduct of the Fiber Business prior to Closing, in each case, for the transitional operation of the Fiber Business (including the use of existing letterhead, packaging materials, brochures, finished goods, etc.) from the Closing Date until September 30, 2015.

            (b)        Following Closing, Purchaser shall use the trademarks and trade names licensed to it under Section 5.3(a) (the “Licensed Marks”) in a manner consistent with the quality control standards of the Fiber Business in effect prior to the date of this Agreement (the “Pre-Closing Standards”). If Purchaser does not comply with the Pre-Closing Standards, Seller may give Purchaser written notice of such non-compliance. Upon receiving the written notice, Purchaser shall have fourteen (14) days to remedy or cure any failure to use the Licensed Marks consistent with the Pre-Closing Standards or to implement such other quality control standards that are no less stringent than the Pre-Closing Standards. If, after such fourteen (14) day period, Purchaser fails to comply with the Pre-Closing Standards or fails to implement other quality control standards that are no less stringent than the Pre-Closing Standards, Seller may terminate the license granted in Section 5.3(a) by written notice to Purchaser to such effect.

            (c)        After the Closing, Purchaser shall not register any new trademarks with a Governmental Authority, or use any new trade names, that contain the term “Opta.”

           (d)       After the Closing, Seller will cease to use all trademarks and trade names (excluding, for the avoidance of doubt, the Business Name and any trademark or trade name that includes the term “Opta” other than “OptaNatural,” “OptaSmooth,” “OptaMist” or “OptaGrade”) included among the Purchased Assets.

            5.4        Payments Received. After Closing, Seller and its Affiliates will hold and promptly remit to Purchaser any cash, proceeds, checks (with appropriate endorsements) or other property received by Seller or its Affiliates following Closing which are included among the Purchased Assets or properly belong to Purchaser under this Agreement. From and after Closing, Purchaser may endorse the name of Seller or its Affiliates on any check or other evidences of indebtedness received on account of any Purchased Asset.

            5.5        Restrictive Covenants.

            (a)        Non-Compete. Seller and Parent hereby agree that from and after the Closing Date and continuing for five (5) years from the Closing Date (the “Restricted Period”), each of them shall not, and each of them shall cause their Affiliates not to, directly or indirectly, as an agent, consultant, director, equityholder, manager, co-partner or in any other capacity, own, operate, manage, control, finance, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages, finances or controls any venture, enterprise or Person that directly or indirectly engages or proposes to engage or plans to engage anywhere worldwide (the “Territory”) in (i) the Fiber Business, or (ii) any other business that competes with the Fiber Business or that produces or sells any Fiber Products or products that compete with the Fiber Products (collectively, the “Restricted Business”); provided, however, that nothing contained herein shall be construed to prevent Seller or Parent from investing in the equity of any entity so long as Seller or Parent is not involved in the business of said entity and Seller or Parent does not own more than five percent (5%) of the equity of such entity. Seller and Parent shall not, and each of them shall cause their Affiliates not to, take or encourage any action the purpose of which is to evade the intent of this Section 5.5.

            (b)        Interference with Relationships. During the Restricted Period, Seller and Parent shall not, and each of them shall cause their respective Affiliates not to, directly or indirectly, as agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of Purchaser (i) employ, engage, recruit or solicit for employment or engagement, any Transferred Employee or any other individual employed or engaged by Purchaser in connection with the Fiber Business, or (ii) encourage, induce, seek to encourage or induce, or assist another Person to encourage, induce or seek to encourage or induce an employee, agent, independent contractor, customer, supplier or creditor of, or another Person having a business relationship with, Purchaser or its Affiliates in the Fiber Business, to cease or adversely change its, his or her business relationship or dealings with Purchaser or any such Affiliate in the Fiber Business. Nothing contained herein shall preclude (A) the solicitation or hiring of (1) any Transferred Employee whose employment with Purchaser or any of its Affiliates was terminated either by Purchaser or the Affiliate more than three months before the first solicitation for hire by any of Seller, Parent, or their respective Affiliates; (2) any Transferred Employee (other than the Transferred Employees identified on Schedule 5.5(b)) who terminates his or her employment with Purchaser or any of its Affiliates more than six months before the first solicitation for hire by any of Seller, Parent or their respective Affiliates; or (3) any Transferred Employee whose employment with Purchaser or any of its Affiliates was terminated by such Transferred Employee for Good Reason more than six months before the first solicitation for hire by any of Seller, Parent or their respective Affiliates; or (B) any general solicitation of employment not targeted specifically at Purchaser or its employees or any search conducted by search firms, employment agencies or other similar entities that are not directed to the Transferred Employees.

            (c)        Notwithstanding the foregoing, Section 5.5(a) and (b) will not prohibit the Seller or any Affiliate of the Seller, directly or through any Affiliate, from conducting any business activities conducted by them as of the date of this Agreement (other than the Fiber Business), including the sale of the product subject to the Supply Agreement to the extent Purchaser does not purchase such product.

            (d)        Notwithstanding anything to the contrary in this Section 5.5, Seller or any of its Affiliates may acquire (whether by acquisition of assets, merger or otherwise) an interest in any Person for whom revenues from the Fiber Business represented an amount no more than 20% of such entity’s aggregate revenues during such entity’s last fiscal year (a “Relevant Acquisition”) if (i) no significant purpose in making such Relevant Acquisition is to exploit for profit a Restricted Business, and (ii) Seller or such Affiliate of Seller uses its good faith, reasonable best efforts to dispose of the entity or portion thereof whose business constituted the Restricted Business within 12 months after the consummation of such Relevant Acquisition.

            (e)        Confidential Information. From the date hereof and thereafter, each Party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the other Party, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information. As used in this Section 5.5(e), “Confidential Information” shall mean any information relating to (i) with respect to Purchaser, the Fiber Business, the Fiber Products, the Purchased Assets or the business or affairs of Purchaser, including, without limitation, information relating to client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; and (ii) with respect to Seller, any business of Seller and its Affiliates other than the Fiber Business, any assets of Seller and its Affiliates other than the Purchased Assets or the business or affairs of Seller and its Affiliates, including, without limitation, information relating to client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information not relating to the Fiber Business; provided, however, that Confidential Information shall not include (1) any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of the Seller or Purchaser, as applicable; or (2) information that was independently developed (including pursuant to any Relevant Acquisition) by Seller or Purchaser, their respective Affiliates or on its or their behalf without violating the provisions of this Section 5.5(e) or reference to any Confidential Information. Each Party acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the other Party. Notwithstanding anything to the contrary contained in this Section 5.5(e), neither Party shall be prohibited from making any disclosures to any Governmental Authority that it is required to make by Law, and neither Party nor any of its Affiliates shall be prohibited from disclosing to their accountants, auditors, and attorneys such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a business; provided, however, that any such party shall be informed of the confidential nature of such information; and provided, further, that each Party shall provide the other Party reasonable advance notice of any permitted disclosure of Confidential Information except where the provision of such advance notice is not permissible. Each Party may retain any Confidential Information (subject to the confidentiality obligations set forth herein) as required by its bona fide record retention policy.

            (f)        Enforceability; Blue-Pencil. Each of the Seller and Purchaser recognize that the territorial, time and scope limitations set forth in this Section 5.5 are reasonable and are properly required for the protection of the Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Fiber Business. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser and Seller agree, the restrictive time period will be deemed to be the longest period and the territorial coverage and scope will be deemed to comprise the largest coverage and scope, in either instance, as is permissible under applicable Law. If such reduction in time or scope is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

            (g)        Remedies. Each Party acknowledges and agrees that the covenants set forth in Sections 5.5(a), 5.5(b) and 5.5(e) are reasonable and necessary for the protection of the other Party’s business interests and that irreparable injury will result to a Party if the other Party breaches any of the terms of Sections 5.5(a), 5.5(b) or 5.5(e). Each Party accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in Sections 5.5(a), 5.5(b) or 5.5(e), the other Party shall be entitled to seek and receive injunctive and other equitable relief in a court of competent jurisdiction, without the requirement of posting a bond or other security or proving the lack or inadequacy of a remedy at Law. Nothing contained herein shall be construed as prohibiting a Party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. In the event of any breach or violation by Seller, Parent, or any of their respective Affiliates of any of the covenants set forth in Sections 5.5(a) or 5.5(b), as finally determined by a judgment entered in a court of competent jurisdiction, the restricted period related to such covenant(s) will be extended for a period of time equal to the period of time Seller, Parent, or any of their respective Affiliates is determined to have breached or violated the applicable covenant(s) set forth in Sections 5.5(a) or 5.5(b), as reflected in such judgment; provided that Purchaser must notify Seller within 30 days after it has actual knowledge of any breach or violation by Seller, Parent or any of their respective Affiliates of any of the covenants set forth in Sections 5.5(a) or 5.5(b).

            (h)        For purposes of this Section 5.5 (other than Section 5.5(e)), the term “Affiliate” when used with respect to Parent shall mean Parent and its direct or indirect Subsidiaries.

            5.6        Public Announcements. Prior to Closing, no Party shall make any public announcement or other public disclosure concerning this Agreement or the transactions contemplated herein, except as required by Law. In the event Seller or Purchaser is required by Law to make a public announcement or public disclosure concerning this Agreement or the transactions contemplated herein, before making such announcement or disclosure, it shall notify and submit the proposed announcement or disclosure to the other Party for review and comment. Purchaser and the Seller shall work together to issue a joint press release at Closing. Purchaser shall prepare the initial draft of such press release and shall have provided the draft to the Seller for review prior to Closing. From and after the release of the initial joint press release, Purchaser and Seller agree not to make any public announcement or other public disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior consent of the other Party as to form, content and timing; provided, however, that such consent shall not be unreasonably withheld and delayed; provided, further, that nothing contained herein shall be construed to prevent either Purchaser or Seller from making such public announcements as may be required by Law, including any required regulatory filings.

            5.7        Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives. Seller will be solely responsible for and will discharge, when due, the Seller Transaction Expenses. Without limiting the generality of the foregoing, except as otherwise set forth in this Agreement, 50% of all transfer, documentary, sales, use, excise, stamp, registration and other such transfer Taxes (including any penalties and interest) (the “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by each of Seller and Purchaser when due, and Seller will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

            5.8        Third Party Consents. To the extent that Seller is unable to obtain any required third-party consents set forth on Schedule 3.3 or 3.4 prior to the Closing Date, Seller shall use its commercially reasonably efforts to make or obtain (or cause to be made or obtained) as promptly as practicable all such consents and shall reasonably cooperate with Purchaser to the extent requested by Purchaser to obtain such consents.

            5.9        Allocation of Purchase Price. Within thirty (30) days after determining the calculation of Final Working Capital, Purchaser shall deliver to Seller a written statement setting forth the allocation of the Final Purchase Price (together with balance sheet liabilities included among the Assumed Liabilities and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Proposed Allocation”). Seller shall have thirty (30) days to review and comment on the Proposed Allocation. If Seller does not deliver any comments to the Proposed Allocation by written notice to Purchaser within such thirty (30) day period, then the Proposed Allocation shall be final and binding on the Parties. If Seller does deliver comments to the Proposed Allocation by written notice to Purchaser within such thirty (30) day period, then Purchaser will review Seller’s comments and make any changes to the Proposed Allocation agreed to by Purchaser and, with respect to any comments by Seller not accepted by Purchaser, the Parties shall engage in good faith discussions regarding the same for a period of twenty (20) days. If the Parties are unable to resolve any differences on the Proposed Allocation within such twenty (20) day period, then Purchaser’s position on such disputed items shall prevail and control for purposes of this Section 5.9. The final determination of the allocation of the Final Purchase Price (together with balance sheet liabilities included among the Assumed Liabilities and all other capitalized costs) among the Purchased Assets pursuant to this Section 5.9 is the “Final Allocation.” Purchaser and Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with the Final Allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable Law. In no event will the Proposed Allocation or the Final Allocation allocate an amount of consideration to any Purchased Asset that is less than the tax basis of such Purchased Asset.

            5.10      Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser (and Purchaser agrees that such non-compliance, and any event or circumstance arising out of, relating to or resulting from such non-compliance, does not and will not constitute a breach of any representation, warranty, covenant or agreement of Seller in this Agreement).

            5.11      Employee Matters.

            (a)        Effective at Closing, Seller shall lease the Business Employees to Purchaser in accordance with the terms and conditions of the Transition Services Agreement.

            (b)        Prior to or concurrently with the Lease Termination Date (as defined in the Transition Services Agreement (the date of such expiration or termination is the “Employment Transition Date”), Purchaser shall, or shall cause one of its Affiliates to, make offers of employment, to be effective as of the Employment Transition Date, to each Business Employee who remains actively employed by Seller as of the Employment Transition Date. Each such Business Employee who accepts such offer of employment from the Purchaser or any of its Affiliates is referred to herein as a “Transferred Employee.”

            (c)        Purchaser and Seller shall each take all actions necessary to provide that Transferred Employees who so elect may make a rollover of his or her account balances under Seller’s tax-qualified defined contribution plan (including any promissory notes evidencing outstanding loan balances under such plans) to Purchaser or its Affiliate’s 401(k) Plan, and Purchaser shall cause such plans to accept such rollovers, to the extent allowable under the Code. Seller shall provide to Transferred Employees all notices to obtain continued health coverage required under Code Section 4980B.

            (d)        Purchaser shall, or shall cause its Affiliates to, credit service accrued by each Transferred Employee with Seller or their Affiliates as of the Employment Transition Date (i) for eligibility and vesting purposes under the benefit plans, programs, policies and arrangements (including benefits under any defined contribution retirement, medical, dental, life insurance, vacation, seniority payment or severance plans, programs or policies, but excluding for vesting purposes under equity-based arrangements) of Purchaser and its Affiliates, and (ii) for future benefit accrual purposes under all applicable vacation and paid time off policies and for purposes of determining the amount of benefits payable under any applicable severance pay plans, programs, policies and arrangements; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. Purchaser is not assuming, and will not be deemed to have assumed, any Company Plan or other employee benefit plans of Seller or its Affiliates.

            (e)        The provisions of this Section 5.11 are solely for the benefit of the Parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose. Nothing in this Section 5.11 shall be construed to (i) limit the right of Purchaser or any of its Affiliates to amend or terminate any employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Purchaser or any of its Affiliates to retain the employment of any particular Business Employee for any fixed period of time following the Closing Date or otherwise alter the at-will nature of any employment relationship.

            5.12      Post-Closing Access. Throughout the seven-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s Representatives to have reasonable access to (1) the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party relating to the Fiber Business prior to the Closing, and to the personnel responsible for preparing and maintaining such books and records and (2) to the employees of such Party and its Affiliates (with the requesting Party bearing any out-of-pocket expenses relating to such access), in each case, to the extent necessary or reasonably desirable to (i) prepare or audit financial statements, (ii) prepare or file Tax Returns or (iii) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (b) permit such requesting Party and such requesting Party’s Representatives to make copies of such books and records solely for the foregoing purposes, at such requesting Party’s expense. Notwithstanding the foregoing, each Party may limit the other Party’s right to access such books and records to the extent (A) such access would eliminate any attorney client privilege or attorney work product privilege or other privilege, in the opinion of counsel, (B) such access would violate any applicable Law, or (C) the requested information is relevant to, related to, or the subject matter of any dispute or Action between the Parties. Each Party’s right to access certain books and records of the other Party is subject to the Parties’ confidentiality obligations set forth in Section 5.5(e).

            5.13      Customer and Vendor Meetings. Prior to Closing and at mutually agreed times and locations, Seller or its Affiliates will arrange meetings to be attended by the Representatives of Purchaser, Seller, and the Fiber Business and those key customers, suppliers, and other business relationships of the Fiber Business as mutually agreed by the Parties (such meetings being the “Customer and Vendor Meetings”). The Customer and Vendor Meetings will be conducted pursuant to a protocol agreed by the Parties. For avoidance of doubt, the conduct of any Customer and Vendor Meeting shall not be a condition precedent to the transactions contemplated hereby.

            5.14      Guaranty. Parent fully, irrevocably and unconditionally guarantees to Purchaser the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller under this Agreement and each other Transaction Document. Guarantor fully, irrevocably and unconditionally guarantees to Seller the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Purchaser under this Agreement and each other Transaction Document. The Guarantor’s obligations under this Section 5.14 will automatically terminate immediately after payment of the Closing Purchase Price, at which time the Guarantor shall have no further obligations or liability under this Agreement. Parent and Guarantor each hereby acknowledge and agree that this Section 5.14 constitutes an absolute, present, primary, continuing and unconditional guaranty of the performance, compliance and payment by Parent of Seller’s obligations under this Agreement and each other Transaction Document and by Guarantor of Purchaser’s obligations under this Agreement and each other Transaction Document, and, in each case, not of collection only and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency.

           5.15      Filings; Other Actions; Notification.

            (a)        Prior to the Closing, each of Purchaser and Seller will cooperate with each other and use (and will cause its Affiliates to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated hereby as soon as practicable, including (i) preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all consents necessary or advisable to be obtained from any Person or any Governmental Authorities to consummate the transactions contemplated hereby and (ii) assisting Purchaser, including Seller’s cooperation with any inspections of Seller’s facilities required by any Governmental Authorities, in the process to obtain new or substitute Permits that are necessary for Purchaser’s conduct of the Fiber Business immediately following the Closing. Following Closing, Seller will use commercially reasonable efforts to assist Purchaser in obtaining new or substitute Permits that are necessary for Purchaser’s conduct of the Fiber Business immediately following the Closing.

            (b)        Prior to the Closing, each of Purchaser and Seller will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including (i) promptly furnishing the other with copies of material notices or other communications (if written) or summaries thereof (if oral) received by Purchaser or Seller, as the case may be, from any Governmental Authority or other Person; and (ii) promptly informing the other of any material communications or discussions with any such Governmental Authority or other Person, in each case with respect to the transactions contemplated hereby.

            (c)        Prior to the Closing, each of Purchaser and Seller will give prompt notice to the other of any notice or other communication received from any Person, development, event or circumstance that could reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Purchaser or Seller to consummate the transactions contemplated hereby; provided that no such notice will impact either Party’s rights to indemnification hereunder.

            (d)        Between the date of this Agreement and the Closing Date (i) Seller will use its commercially reasonable efforts to cause the conditions in Section 6.1 to be satisfied and (ii) Purchaser will use its commercially reasonable efforts to cause the conditions in Section 6.2 to be satisfied.

            5.16      Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 7.1), except as expressly required by applicable Law, as set forth on Schedule 5.16, as required by this Agreement, or as otherwise waived or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:

            (a)        Operate and carry on the Fiber Business and Purchased Assets in the Ordinary Course of Business, and in any event in material compliance with all applicable Laws;

            (b)        Maintain the Purchased Assets in good operating condition and repair (ordinary wear and tear excepted and subject to routine maintenance and repair in the Ordinary Course of Business);

            (c)        Use commercially reasonable efforts to (i) preserve intact the goodwill of the Fiber Business and the relationships of Seller with its customers, vendors, suppliers, employees and others having business relations with the Fiber Business, and (ii) keep available the services of the Business Employees;

            (d)        Continue to maintain the books and records of Seller and its Affiliates exclusively or primarily related to the Fiber Business on a basis consistent with past practice; and

            (e)        Continue to make all necessary and material filings and payments with Governmental Authorities in connection with the Fiber Business in a timely manner, and use commercially reasonable efforts to maintain in effect all material Permits required for the ongoing operation of the Fiber Business as presently conducted.

Nothing contained herein shall give Purchaser, directly or indirectly, the right to control or direct the operations of Seller prior to Closing.

            5.17      Forbearances. Between the date of this Agreement and the Closing Date, Seller shall not do any of the following related to the Fiber Business except as expressly required by applicable Law, as set forth on Schedule 5.17 of the Disclosure Schedule, as required by this Agreement, or as otherwise waived or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

            (a)        Make any capital expenditure or any investment of a capital nature, individually or in the aggregate, in excess of $50,000 outside of the Ordinary Course of Business;

            (b)        Sell, lease, transfer, convey or otherwise dispose of, or cause or permit any Lien to exist (other than Permitted Liens or any other Lien in effect on the date hereof) on, any of the Purchased Assets, other than sales of Inventory and other dispositions of assets immaterial to the Fiber Business in the Ordinary Course of Business consistent with past practice;

            (c)        Enter into any Contract that is not a purchase order issued or received in the Ordinary Course of Business;

            (d)        Amend or modify in any material respect or terminate any Assumed Contract (other than terminations or expirations at the end of the stated term after the date hereof);

            (e)        Violate, terminate or permit the lapse of, or other failure to preserve, any material Permit necessary for the operation of the Fiber Business as it exists on the date hereof;

            (f)        Release, compromise or settle any material Action relating to the Purchased Assets or the Assumed Liabilities;

            (g)        Increase in any manner the compensation or benefits of, or grant any severance or termination pay or other benefits to, or enter into any employment or severance agreement with, any employee of the Fiber Business;

            (h)        Hire, or fire (i) without cause or (ii) outside the Ordinary Course of Business, any individual who is or would be a Business Employee or otherwise primarily works in the Fiber Business;

            (i)        Make any changes in accounting principles, practices or methods, other than changes required by changes in GAAP;

            (j)        Enter into any other material transaction or make any other material commitment in connection with the Fiber Business that would either (i) be outside of the Ordinary Course of Business or (ii) materially and adversely affect Seller's ability to perform its obligations hereunder;

            (k)        Fail to cause any uncontested liability or obligation related to the Fiber Business in excess of $5,000 individually or $20,000 in the aggregate to be paid or satisfied when the same becomes due;

            (l)        Change the pricing terms or offer any rebates, promotions or discounts, in each case to customers of the Fiber Business; or

            (n)        Enter into any agreement, or adopt any resolution, to do any of the things described in subsections (a) through (l) above.

            5.18      No Solicitation of Acquisition Proposals.

            (a)        Seller will not, and will cause its Affiliates or any Person acting on its behalf (including any investment banker, financial advisor, attorney or accountant retained by Seller) not to, directly or indirectly, initiate, solicit, encourage, enter into discussions or negotiations regarding or otherwise facilitate any Acquisition Proposal (as defined in Section 5.18(b)), or furnish any information to any third party with respect to, or enter into any agreement with respect to, any Acquisition Proposal.

            (b)        For purposes of this Agreement, “Acquisition Proposal” means an inquiry or the making of an offer or proposal regarding any of the following (other than the transactions provided for in this Agreement) involving any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or any part of the Purchased Assets (whether in a single transaction or series of related transactions) other than sales of inventory in the Ordinary Course of Business.

            5.19      Access and Information.

            (a)        Prior to the Closing, (i) Seller will provide to Purchaser and its Representatives after the date of this Agreement any material information and documents reasonably requested by Purchaser relating to the Fiber Business and its operations, affairs, properties, employees and books and records, and (ii) Seller will permit Purchaser and its Representatives to have reasonable access at reasonable times to the personnel, properties, books and records of Seller relating to the Fiber Business; provided, however, that Purchaser and its representatives will cooperate with Seller and its representatives and will use commercially reasonable efforts to minimize any disruption to its business.

            (b)        Prior to the Closing, all information provided or obtained pursuant to the foregoing will be held by Purchaser in accordance with and subject to the terms of that certain Confidentiality Agreement dated April 16, 2014, between Parent and Guarantor.

            5.20      Vesting of Equity Incentive Plans. Prior to Closing, Parent and Seller shall take all actions necessary or appropriate to cause each unvested award or grant (or portion thereof) of a Business Employee under any equity or quasi-equity incentive plans, or similar plans or arrangements, to vest concurrently with the Closing.

            5.21      Casualty. In the event that any of the Purchased Assets are damaged or destroyed by accident, fire or other casualty, Seller will immediately provide Purchaser written notice of such casualty event. If such Purchased Assets are fully insured against such casualty event (i.e., sufficient insurance proceeds to fully restore such damaged or destroyed Purchased Assets to the condition such Purchased Assets were in prior to such casualty) and Seller has not restored all such Purchased Assets to their former condition by Closing, Seller will, at the Closing, pay over or assign to Purchaser all amounts recovered or recoverable on account of such insurance as a result of such casualty. If the Purchased Assets damaged or destroyed by accident, fire or other casualty are not fully insured against (including deductibles, caps and self-insurance by Seller), then Seller will pay or credit to Purchaser at Closing an amount agreed in good faith by Seller and Purchaser to represent the non-insured cost and/or expenses to restore such Purchased Assets to the condition in which they were prior to such casualty, and if Seller and Purchaser are unable to mutually agree on such amount Seller shall indemnify Purchaser for the amount of such non-insured cost and/or expenses pursuant to Article 8.

ARTICLE 6. CLOSING CONDITIONS

            6.1        Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby will be subject to the fulfillment (or waiver in writing by Purchaser) on or prior to the Closing Date of the following conditions:

            (a)        Representations. Each of the representations and warranties of Seller contained in the Agreement must be true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualification) at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties of Seller which are specified to be only as of a certain date, which representations and warranties must be true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualification) on and as of such date).

            (b)        Covenants. Seller must have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

            (c)        Proceedings. No Order must be in effect which would (i) prevent consummation of the transactions contemplated hereby; or (ii) have a reasonable likelihood of causing the transactions contemplated hereby to be rescinded following consummation.

            (d)        Closing Deliveries; Certificate. Seller must have delivered to Purchaser the closing deliveries set forth in Section 6.4. Seller must have delivered to Purchaser a certificate of an executive officer of Seller, dated the Closing Date, confirming the satisfaction of the conditions set forth in Section 6.1(a) and (b).

            (e)        Consents. Seller must have obtained and delivered to Purchaser copies of the consents set forth on Schedule 6.1(e) (in forms acceptable to Purchaser) and such consents must be in full force and effect.

            (f)        No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect must have occurred, exist or come to exist between the date hereof and the Closing Date that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

            (g)        Licenses; Permits. Purchaser must have received, been issued, or effectively assigned the Permits necessary to conduct the Fiber Business as currently conducted set forth on Schedule 6.1(g), and all such Permits must be in full force and effect.

            (h)        Lien Releases. The Liens identified on Schedule 1.3(c) must have been released prior to or at Closing.

            (i)        Surveys. Purchaser must have obtained surveys for the Owned Real Property located in Cambridge, MN and Galesburg, IL, and such surveys must not identify any easement, encroachment or other matter of survey that would reasonably be expected to materially interfere with Purchaser’s use of such Owned Real Property following Closing; provided, however, that, in the event any such matter is shown on such surveys, the condition in this Section 6.1(i) shall be deemed satisfied if (i) Seller, at its election and sole expense, agrees to undertake, following the Closing, to resolve such matter so as to eliminate such material interference with the use of the Owned Real Property and (ii) such matter (or the efforts of Seller to resolve such matter) shall not interrupt Purchaser’s conduct of the Fiber Business following the Closing as currently conduced.

            6.2        Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby will be subject to the fulfillment (or waiver in writing by Seller), on or prior to the Closing Date, of the following conditions:

            (a)        Representations. Each of the representations and warranties of Purchaser contained in the Agreement must be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties of Purchaser which are specified to be only as of a certain date, which must be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of such date).

            (b)        Covenants. Purchaser must have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

            (c)        Proceedings. No Order must be in effect which would (i) prevent consummation of the transactions contemplated hereby; or (ii) have a reasonable likelihood of causing the transactions contemplated hereby to be rescinded following consummation.

            (d)        Closing Deliveries; Certificate. Purchaser must have delivered to Seller the closing deliveries set forth in Section 6.3. Purchaser must have delivered to Seller a certificate of an executive officer of Purchaser, dated the Closing Date, confirming the satisfaction of the conditions set forth in Section 6.2(a) and (b).

            6.3        Purchaser Closing Deliveries. At or prior to the Closing:

            (a)        Purchaser shall deliver to the Seller the Closing Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Seller;

            (b)        Purchaser shall discharge any Indebtedness included among the Closing Date Debt to the extent taken into account in the calculation of Closing Purchase Price (if any) to the applicable lenders pursuant to Section 2.5;

            (c)        Purchaser shall deliver to the Seller copies of each Transaction Document duly executed by Purchaser;

            (d)        Purchaser shall deliver to the Seller a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of Purchaser certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Purchaser’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser pursuant hereto;

            (e)        Purchaser shall pay 50% of the premium for an owner’s policy of title insurance with respect to the Owned Real Property and 100% of the extended portion of the title insurance premium endorsements (if any);

            (f)        Purchaser shall pay to the Title Company the Title Company’s fees resulting from the transactions contemplated by this Agreement;

            (g)        Purchaser shall deliver such closing statements, affidavits and other documents reasonably necessary or required by the Title Company from Purchaser to evidence or consummate the transactions contemplated by this Agreement; and

            (h)        Purchaser shall deliver to the Seller such other documents as are required to be delivered by the Purchaser to Seller pursuant to this Agreement.

            6.4        Seller Closing Deliveries. At or prior to the Closing:

            (a)        Seller shall deliver evidence to Purchaser, in a form reasonably acceptable to Purchaser, that the Purchased Assets have been released from all Liens or other security interests thereon and Seller shall have taken all steps necessary to terminate or release the Purchased Assets from all UCC financing statements which have been filed with respect to such Liens or other security interests;

            (b)        Seller shall deliver to Purchaser a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of Seller’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto;

            (c)        Seller shall deliver to Purchaser certificates of good standing from the appropriate state agency, dated as of a date not more than five (5) days prior to Closing Date, certifying that Seller is in good standing in its state of incorporation;

            (d)        Seller shall deliver to Purchaser copies of each Transaction Document to which it, or its Affiliate, is a party, duly executed by the applicable Seller or Affiliate;

            (e)        Seller shall deliver to Purchaser all material records and documentation of the Seller relating primarily to the Purchased Assets or the Fiber Business;

            (f)        Seller shall deliver to Purchaser possession of the Purchased Assets;

            (g)        Seller shall deliver or cause to be delivered, with respect to each parcel of Owned Real Property, a duly executed and acknowledged general warranty deed (or local legal equivalent), in each case in proper recordable form and sufficient to vest in Purchaser good and marketable title to each such parcel of Owned Real Property, in each case free and clear of all Liens other than Permitted Liens, together with such affidavits, tax forms, and other documentation as may be required by applicable Law to allow for recordation;

            (h)        Seller shall deliver an executed estoppel certificate (in a form reasonably acceptable to Purchaser) from the applicable landlord under the Real Property Lease;

            (i)        Seller shall pay to the Title Company 50% of the premium for an owner’s policy of title insurance with respect to the Owned Real Property;

            (j)        Seller shall deliver or cause to be delivered such closing statements, affidavits and other documents reasonably necessary or required from the Seller by the Title Company to evidence or consummate the transactions contemplated by this Agreement;

            (k)        Seller shall deliver evidence of the accelerated vesting of each unvested equity or quasi-equity award or grant of the Business Employees;

            (l)        Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “foreign person” as defined in Code §1445; and

            (m)        Seller shall deliver to Purchaser such other documents and instruments as may be reasonably requested by the Purchaser to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

ARTICLE 7. TERMINATION

            7.1        Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

            (a)        By the mutual written agreement of Purchaser and Seller;

            (b)        By Purchaser, by written notice to Seller, if at any time any condition to Closing set forth in Section 6.1 would not be fulfilled and will not have been cured, or will be incapable of being cured, within 10 calendar days of the receipt of written notice thereof by Seller from Purchaser;

            (c)        By Seller, by written notice to Purchaser, if at any time any condition to Closing set forth in Section 6.2 would not be fulfilled and will not have been cured, or will be incapable of being cured, within 10 calendar days of the receipt of written notice thereof by Purchaser from Seller;

            (d)        By Purchaser, on the one hand, or Seller, on the other hand, if the Closing has not occurred by January 31, 2015, provided that neither Purchaser, on the one hand, nor Seller, on the other hand, may terminate this Agreement pursuant to this Section 7.1(d) if such Party’s failure to fulfill any of its obligations under this Agreement will have been the reason that the Closing will not have occurred on or before that date; or

            (e)        By Purchaser, on the one hand, or Seller, on the other hand, if there will be any Law that makes consummation of the acquisition of the Purchased Assets or any other material component of the transactions contemplated hereby illegal or otherwise prohibited or if any Order enjoining Purchaser or Seller from consummating the transactions contemplated hereby is entered.

            7.2        Effect of Termination. The right of the Parties to terminate this Agreement under Section 7.1 is in addition to any other rights such Party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement will become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto; provided, however, that the obligations set forth in this Section 6.2, Section 5.5(e) (Confidentiality), Section 5.7 (Expenses), Section 9.1 (Notices), Section 9.4 (Governing Law), Section 9.6 (Submission to Jurisdiction) will survive and continue to apply following any such termination. Notwithstanding any other provisions in this Agreement to the contrary, in the event that this Agreement is terminated by a Party hereto because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8. SURVIVAL; INDEMNIFICATION

            8.1        Indemnification by Seller and Parent. From and after the Closing, Seller and Parent, jointly and severally, will indemnify, defend and hold harmless Purchaser and its Affiliates and Representatives (each, a “Purchaser Indemnified Party”), from and against any and all Liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, expenses, interest, fines, penalties, Taxes, damages or costs or expenses of any and all Actions, investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) but excluding any exemplary or punitive damages (other than those owed or owing to any third Person) (individually, a “Loss” and collectively, the “Losses”) sustained or incurred by such Purchaser Indemnified Party relating to, resulting from or arising in connection with any of the following:

            (a)        subject to Section 8.11, any inaccuracy in or breach of a representation or warranty of the Seller in this Agreement or in any Transaction Document (excluding the Supply Agreement);

            (b)        any non-compliance with or breach of any covenant or agreement by Seller or Parent under this Agreement or the Transaction Documents (excluding the Supply Agreement);

            (c)        any Excluded Liabilities;

            (d)        any Excluded Assets;

            (e)        Seller Transaction Expenses;

            (f)        any event, matter, or circumstance occurring, existing, or relating to the ownership, operation or maintenance of Seller, the Fiber Business or a Purchased Asset prior to Closing (including the Action identified on Schedule 2.3(e) and the specific indemnification matters set forth on Schedule 8.1(f)) to the extent such Losses are not included among the Assumed Liabilities; or

            (g)        any non-insured costs or expenses relating to any Purchased Assets that are damaged or destroyed by accident, fire or other casualty, as set forth in Section 5.21;

provided, that (i) Seller and Parent shall not have any liability under clause (a) above with respect to breaches of the representations and warranties set forth in ARTICLE 3 (other than with respect to the Fundamental Representations which, in each case, are excluded from the Deductible) unless the aggregate amount of all Losses relating thereto for which Seller would, but for this proviso, be liable hereunder exceeds on a cumulative basis an amount equal to $275,000 (the “Deductible”), and then Seller and Parent shall be liable only for the amount of such Losses in excess of $137,500; (ii) Seller’s and Parent’s aggregate maximum liability under clause (a) above with respect to breaches of the representations and warranties set forth in ARTICLE 3 (other than with respect to the Fundamental Representations which are excluded from the Cap) shall in no event exceed $6,562,500 (the “Cap”); and (iii) Seller’s and Parent’s aggregate maximum liability under this Agreement shall in no event exceed the Final Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 8.1) shall limit or restrict any of the Purchaser Indemnified Parties’ rights to maintain or recover any amounts or Losses in connection with any Action or claim based upon fraud (an element of which is intent) or intentional misrepresentation with respect to the representations or warranties set forth in ARTICLE 3.

            8.2        Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller, Parent and their Affiliates and each of their respective Representatives (each, a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by Seller Indemnified Party relating to, resulting from or arising out of any of the following:

            (a)        any inaccuracy in or breach of a representation or warranty of Purchaser in this Agreement or in any Transaction Document (excluding the Supply Agreement);

            (b)        any non-compliance with or breach of any covenant or agreement by Purchaser under this Agreement or the Transaction Documents (excluding the Supply Agreement);

            (c)        any Assumed Liabilities; or

            (d)        any event, matter or circumstance occurring or relating to the ownership or operation of the Purchased Assets or Fiber Business following the Closing Date, but only to the extent such Losses are not within the scope of Seller’s and Parent’s indemnification obligations set forth in Section 8.1 (without regard to any limitation herein).

            8.3        Indemnification Procedure for Third Party Claims.

            (a)        Any Party making a claim for indemnification under this Agreement (an “Indemnitee”) in connection with an Action, lawsuit, proceeding, investigation or other claim commenced by a third Person (a “Third-Party Claim”) shall notify the indemnifying Party from whom indemnification is sought hereunder (an “Indemnitor”) of the Third-Party Claim (a “Claim Notice”) in writing promptly after receiving written notice of such Third-Party Claim, describing such Third-Party Claim, the amount or estimated amount thereof, and the basis thereof, in all cases, to the extent then known; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that (and only to the extent that) the Indemnitor is actually prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Third-Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by (i) giving notice to the Indemnitee (the “Defense Notice”) within 30 days of receiving a Claim Notice, (ii) appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense, and (iii) agreeing that such Third-Party Claim is within the scope of Indemnitor’s indemnification obligations in this ARTICLE 8, provided, however, that if in the course of defending such Third-Party Claim, the Indemnitor discovers through the production of evidence not previously known by Indemnitor that the claims made in such Third-Party Claim are not within the scope of and subject to indemnification, (a) the Indemnitor may promptly provide the Indemnitee with notice of such determination and Indemnitor’s desire to transfer the defense of such Third-Party Claim to Indemnitee and (b) if such notice is provided and the transfer of the defense of such Third-Party Claim to Indemnitee does not materially prejudice Indemnitee in its defense of such Third-Party Claim, the defense of such Third-Party Claim shall be transferred to the Indemnitee and the Indemnitor shall no longer have the right to conduct the defense of such Third-Party Claim.

            (b)        Notwithstanding the foregoing, (1) if the defense of such Third-Party Claim is properly assumed by the Indemnitor, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee; (2) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the Third-Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Third-Party Claim primarily seeks an injunction or other equitable relief against the Indemnitee; (C) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third-Party Claim; or (D) it is reasonable to expect that the Loss relating to such Third-Party Claim would exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Agreement; and (3) if the Indemnitor shall control the defense of any such Third-Party Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) before entering into any settlement of a Third-Party Claim or ceasing to defend such Third-Party Claim unless (i) there is no finding or admission of any violation of Laws or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor concurrently with the compromise or settlement; and (iii) the Indemnitor obtains a full and complete release of the Indemnitee and its Affiliates with respect to such Third-Party Claim and related claims. Notwithstanding the foregoing, in no event shall Indemnitor enter into a settlement of a Third-Party Claim or cease to defend a Third-Party Claim without the Indemnitee’s written consent if, as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or any of its Affiliates. To the extent that the Indemnitor elects to assume the defense of a Third-Party Claim and so long as Indemnitor retains the defense of such Third-Party Claim, in each case, in accordance with this Section 8.3, Indemnitee shall not have the right to compromise and settle such Third-Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

            (c)        In the event that the Indemnitor shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third-Party Claim, and in such event the Indemnitee shall have the right to conduct such defense and may settle or compromise such Third Party Claim as Indemnitee deems appropriate and the Indemnitor will be liable for all costs, expenses, settlement amounts, or other Losses paid or incurred by Indemnitee in connection therewith to the extent Indemnitor would otherwise be liable for such Losses in accordance with Section 8.1 or 8.2, as applicable. Notwithstanding the foregoing, the Indemnitor will reserve the right to contest indemnification with respect to any determination, compromise, or settlement of such Third Party Claim effected without its consent (which consent will not be unreasonably withheld, conditioned or delayed).

            (d)        Each Party will cooperate with the other Party in the defense of any Third-Party Claim and will make available to the other Party such assistance and materials as it may reasonably request in such defense.

            8.4        Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim must be asserted promptly by written notice to the Party or Parties from whom indemnification is sought, identifying the matter for which identification is sought, the estimated amounts of the claim if then calculable and the basic facts underlying the claim to the extent then known.

            8.5        Survival of Representations and Warranties. All representations and warranties contained in ARTICLE 3 and ARTICLE 4 shall survive the Closing for a period ending eighteen (18) months from the Closing Date, except that: (i) the Fundamental Representations shall survive indefinitely, and the Parties hereby waive any statute of limitations period applicable to breaches of such representations and warranties; (ii) the representations and warranties set forth in Section 3.6 (Environmental and Safety Matters) shall survive for three (3) years from the Closing Date; and (iii) all representations or warranties shall survive beyond the applicable period with respect to any inaccuracy therein or breach thereof (and any claims related thereto) for which notice has been duly given within such applicable period in accordance with this ARTICLE 8 hereof. The covenants and agreements of the Seller and Purchaser contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

            8.6        Manner of Payment. Any indemnification of the Purchaser Indemnified Parties or Seller Indemnified Parties pursuant to this ARTICLE 8 shall be effected by wire transfer of immediately available funds from the Seller or Purchaser, as the case may be, to an account designated by Purchaser or Seller, as the case may be, as promptly as possible (but within ten (10) days) after the determination thereof. The amount of any Loss for which indemnification is provided under this ARTICLE 8 shall be reduced, including retroactively, by the amount of any insurance proceeds actually received or any net benefit regarding Taxes actually realized in the taxable year of such Loss or any prior taxable year, as calculated on a with and without basis (a “Tax Benefit”) by the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) on account of the specific matter giving rise to such Loss. Without limiting the generality of the foregoing, if (i) the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) receives from or on behalf of an Indemnitor, or an Indemnitor pays on behalf of the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable), a payment regarding a Loss in accordance with this ARTICLE 8, and (ii) the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) actually receives any insurance proceeds or Tax Benefit on account of the specific matter giving rise to such Loss, then such Indemnitee (on its own behalf and on behalf of any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) will promptly pay to the Indemnitor the amount of such insurance proceeds or Tax Benefit or, if less, the amount of the indemnification payment that was made by or on behalf of the Indemnitor with respect to such matter. The amount of such insurance proceeds or Tax Benefit will be net of any costs and expenses incurred by the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) in procuring the same and after giving effect to the identified impact of such recovery on insurance premiums or other costs of insurance. Each Party will use its commercially reasonable efforts to recover all insurance proceeds relating to any Losses indemnifiable hereunder under any applicable insurance policy.

            8.7        Allocation of Indemnification Payments. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes and shall be allocated as set forth in Section 5.9 to the extent permitted by Law.

            8.8        Mitigation. Each Party will use its commercially reasonable efforts to mitigate (including by causing any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, to use commercially reasonable efforts to mitigate) each Loss for which such Party is or may become entitled to be indemnified hereunder.

            8.9        Exclusive Remedy. After the Closing, the indemnities set forth in this ARTICLE 8 shall be the sole and exclusive remedy of the Parties, their successors and assigns, and their respective officers, directors, employees, agents and Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except for claims involving fraud (an element of which is intent) or intentional misrepresentation, claims involving the Supply Agreement or a Party’s right to seek specific performance, injunctive relief or other equitable relief.

            8.10      Subrogation. Each Party hereby waives (and agrees to cause the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable, to waive) to the extent it is legally and contractually able any subrogation rights that its (or their) insurer may have against the Indemnitor with respect to any Loss indemnifiable hereunder.

            8.11      Limitation on Losses. Neither Seller nor Parent shall have liability under Section 8.1(a) with respect to any breach of the representations of warranties set forth in ARTICLE 3 for any Loss that is not a reasonably foreseeable result or consequence of such breach.

ARTICLE 9. GENERAL

            9.1        Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), (c) when telecopied, provided the relevant transmission report indicates a full and successful transmission, or (d) three (3) Business Days after mailing, mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given accordance with this Section 9.1):

If to the Purchaser:

J. Rettenmaier & Söhne GmbH + Co. KG
Holzmühle 1
734 Rosenberg
Germany
Attention: Josef Otto Rettenmaier
Email: j.o.rettenmaier@jrs.de
Fax: 011-49-7967-152-500-200

With a simultaneous copy (which will not constitute notice) to:

Miller Johnson
100 West Michigan Avenue
Suite 200
Kalamazoo, Michigan 49007
Attention: John F. Koryto
Email: korytoj@millerjohnson.com
Fax: (269) 978-2979

Miller Johnson
250 Monroe Ave. NW
Suite 800
Grand Rapids, Michigan 49546
Attention: Dustin J. Daniels
Email danielsd@millerjohnson.com
Fax: (616) 988-1737

If to Seller:

SunOpta Grains and Foods Inc.
7801 Ohms Lane
Suite 600
Edina, Minnesota 55439
Attention: General Counsel
Fax: (952) 939-8106

With simultaneous copies (which will not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Bruce Engler
Jon Nygren
Email: bruce.engler@faegrebd.com
jon.nygren@faegrebd.com
Fax: (612) 766-1600

            9.2        Severability; Parties in Interest. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or intended beneficiary hereof.

            9.3        Assignment; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Purchaser may assign its rights under this Agreement or other Transaction Documents to any of its Affiliates without the consent of the other Parties but such assignment shall not relieve Purchaser of its obligations hereunder. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto any rights or remedies under or by reason of this Agreement or the transactions contemplated herein.

            9.4        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

            9.5        Specific Performance. Each of the Seller and Purchaser acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Seller and Purchaser agree that the other Parties shall be entitled to seek and receive an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court in accordance with Section 9.6 hereof in addition to any other remedy to which they may be entitled pursuant hereto, in all cases, without the necessity of posting a bond or other security.

            9.6        Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of federal or state courts sitting in Chicago, Illinois in any Action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such Action brought in any such court and any claim that any such Action brought in any court has been brought in an inconvenient forum and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

            9.7        Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (III) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

            9.8        Headings; Interpretation; Independent Effect. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Each representation, warranty, covenant and agreement set forth in this Agreement will be given independent effect so that if a particular representation, warranty, covenant or agreement proves to be incorrect, is breached or is not complied with, the fact that another representation, warranty, covenant or agreement concerning the same or similar subject matter is correct, is not breached or is complied with will not affect the incorrectness, breach or non-compliance of the initial representation, warranty, covenant or agreement.

            9.9        Counterparts; Facsimiles. This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            9.10      Entire Agreement. This Agreement and the other Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto, including that certain letter agreement, dated as of August 20, 2014, between SunOpta, Inc. and J. Rettenmaier & Sohne GmbH + Co. KG.

            9.11      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by Purchaser and Seller. Any provision hereof may be waived in a writing signed by the Party that could otherwise seek enforcement of the provision being waived. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, be deemed to be a waiver of any other right, power or privilege or the same right, power or privilege on a future occasion, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

            9.12      Attorneys’ Fees. Should an Action be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the dispute resolution body (including costs, expenses and fees on any appeal). The prevailing Party will be entitled to recover its costs of suit.

            9.13      Exhibits and Schedules. Any matter disclosed on any Exhibit or schedule in the Disclosure Schedules referred to herein shall be deemed also to have been disclosed on any other applicable Exhibit or schedule in the Disclosure Schedules to the extent such disclosure is readily apparent on the face of such Exhibit or schedule in the Disclosure Schedules.

[Signatures appear on next page]

            IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Asset Purchase Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

CANADIAN HARVEST LP

By:	J. Rettenmaier America, Inc.
Title:	General Partner

By:	/s/ Heinz Petersen
Name:	Heinz Petersen
Title:	Chief Financial Officer

SUNOPTA GRAINS AND FOODS INC.

By:	/s/ John M. Ruelle
Name:	John M. Ruelle
Title:	Vice President and Secretary

SOLELY WITH RESPECT TO SECTIONS 5.5, 5.14, AND 8.1:

SUNOPTA INC.

By:	/s/ Steven R. Bromley
Name:	Steven R. Bromley
Title:	Chief Executive Officer

SOLELY WITH RESPECT TO SECTION 5.14:

J. RETTENMAIER & SÖHNE GMBH & CO KG

By:	/s/ Heinz Petersen
Name:	Heinz Petersen
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]